UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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AGILYSYS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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AGILYSYS, INC.

2255 GLADES ROAD, SUITE 301E/BOCA RATON, FLORIDA 33431

July 2, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Agilysys, Inc., which will be held at 1:00 p.m., local time, on Friday, July 27, 2007, at the Renaissance Boca Raton Hotel, 2000 NW 19th Street, Boca Raton, Florida, 33431. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

The matters to be addressed at the meeting include the election of three Class A Directors and approval of an amendment to the Company’s Amended Code of Regulations to change the meeting date for the Annual Meeting of Shareholders and to ensure compliance with the requirement that companies listed on Nasdaq be eligible to issue non-certificated shares as described later in this proxy.

It is important that your shares are represented and voted at the meeting, whether or not you plan to attend. Accordingly, please sign, date and mail the enclosed Proxy, in the envelope provided, at your earliest convenience.

Thank you for your cooperation and continued support.

Arthur Rhein
Chairman of the Board

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
SHARE OWNERSHIP
PROPOSAL 1 ELECTION OF DIRECTORS
NOMINEES FOR ELECTION
CORPORATE GOVERNANCE AND RELATED MATTERS
EXECUTIVE COMPENSATION
THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
SUMMARY COMPENSATION TABLE FOR FISCAL 2007
GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2007
OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END
OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2007
RETIREMENT BENEFITS FOR FISCAL 2007
NONQUALIFIED DEFERRED COMPENSATION PLANS FOR FISCAL 2007
DIRECTOR COMPENSATION FOR FISCAL 2007
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 2 AMENDMENT TO AMENDED CODE OF REGULATIONS
OTHER MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATED PERSON TRANSACTIONS
SHAREHOLDER PROPOSALS

AGILYSYS, INC.

2255 GLADES ROAD, SUITE 301E/BOCA RATON, FLORIDA 33431

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (the “Annual Meeting”) of Agilysys Inc. (the “Company”), will be held at the Renaissance Boca Raton Hotel, 2000 NW 19th Street, Boca Raton, Florida, 33431 on Friday July 27, 2007 at 1:00 p.m., local time, for the following purposes:

1. To elect three Class A members of the Board of Directors of the Company to hold office for a term of three years expiring in 2010;

2. To approve an amendment to the Company’s Amended Code of Regulations allowing for the Company’s Annual Meeting of Shareholders to occur in any month of the year as designated by the Board of Directors and to ensure compliance with the requirement that companies listed on Nasdaq be eligible to issue non-certificated shares; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record at the close of business on June 15, 2007 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.

By Order of the Board of Directors.

Lawrence N. Schultz
Secretary

July 2, 2007

AGILYSYS, INC.

2255 GLADES ROAD, SUITE 301E/BOCA RATON, FLORIDA 33431

Mailed to Shareholders on or about July 2, 2007

PROXY STATEMENT

Annual Meeting of Shareholders to be held on July 27, 2007

The Proxy enclosed with this Proxy Statement is solicited by the Board of Directors of Agilysys, Inc. (the “Company”), and is to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on July 27, 2007, and any adjournments of the Annual Meeting. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders which is provided with this Proxy Statement. Without affecting any vote previously taken, a shareholder may revoke his, her or its Proxy by giving notice to the Company in writing at any time before the Proxy’s exercise or in the open meeting. Unless so revoked, shares represented by a valid Proxy (in the form enclosed and properly signed) received in time for voting will be voted according to the directions given in the Proxy.

The holders of Common Shares of the Company (the only class of shares outstanding) can vote at the Annual Meeting. At the close of business on June 15, 2007 — the date fixed for purpose of determining which shareholders can vote — there were 31,399,514 Common Shares outstanding and entitled to vote at the Annual Meeting, each share being entitled to one vote. Under Ohio law and the Company’s Amended Code of Regulations, if a quorum is present at the Annual Meeting, the three nominees for election as Directors will be elected as Directors if they receive the greatest number of votes cast for the election of Directors at the Annual Meeting by the holders of Common Shares present in person or represented by Proxy and entitled to vote (“Proposal 1”). Abstentions and broker non-votes will have no effect on Proposal 1. The affirmative vote of the holders of at least two-thirds of the voting power of the Common Shares is required to amend the Agilysys, Inc. Amended Code of Regulations (“Proposal 2”). Abstentions and broker non-votes will have the practical effect of a vote against Proposal 2.

If not less than 48 hours before the start time of the Annual Meeting any shareholder gives written notice to the Chief Executive Officer, an Executive Vice President or the Secretary of the Company that he, she or it wants the voting for the election of Directors to be cumulative, the shareholder giving notice or a representative of that shareholder, the Chairman or the Secretary will make an announcement about such notice at the start of the Annual Meeting. Cumulative voting means that each shareholder may cumulate his, her or its voting power for the election by distributing a number of votes, determined by multiplying the number of Directors to be elected in this meeting times the number of the shareholder’s Common Shares. The shareholder may distribute all of the votes to one individual Director nominee, or distribute his, her or its votes among two or more Director nominees, as the shareholder chooses.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain information contained in this proxy statement that does not relate to historical information may be deemed to constitute forward-looking statements. The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe” or similar expressions identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. This Proxy Statement contains forward-looking statements with respect to the strategic direction, plans, objectives, future performance and business of Agilysys and its subsidiaries, the markets and industry in which our businesses participate. Because such statements are subject to risks and uncertainties, actual results may differ materially from historical results and those presently anticipated or projected. Shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Neither Agilysys nor any of its subsidiaries undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SHARE OWNERSHIP

The following table shows the number of Common Shares of the Company beneficially owned by each current Director of the Company and Director nominee; the Chief Executive Officer and each of the Executive Officers of the Company named in the Summary Compensation Table below; all Directors and Executive Officers as a group; persons known to the Company to own beneficially in excess of 5% of the total outstanding Common Shares; and the percent of the class so owned as of June 15, 2007 unless otherwise indicated.

	Number of
	Common Shares
	Beneficially		Percent
Name	Owned(1)		of Class

Director Nominees and Directors (Excluding Executive Officers)(2)
Charles F. Christ	45,520	(3)	.1
Thomas A. Commes	80,514	(4)	.3
Curtis J. Crawford	15,520	(5)	*
Howard V. Knicely	40,014	(6)	.1
Keith M. Kolerus	36,514	(7)	.1
Robert A. Lauer	52,791	(8)	.2
Robert G. McCreary, III	45,014	(8)	.1
Thomas C. Sullivan	66,895	(4)(9)	.2
Executive Officers(2)
Robert J. Bailey	366,182	(10)	1.2
Peter J. Coleman	434,354	(11)	1.4
Martin F. Ellis	257,282	(12)(13)	.8
Arthur Rhein	1,526,235	(14)(15)	4.7
Richard A. Sayers, II	430,437	(16)	1.4
All Directors and Executive Officers as a group (13 persons)	3,402,772	(17)	10.1
Other Persons
Dimensional Fund Advisors, Inc.	2,592,730	(18)	8.2
1299 Ocean Ave., 11th Floor Santa Monica, California 90401
Barclays Global Investors, NA	2,295,845	(19)	7.3
45 Fremont Street San Francisco, California 94105

*	Shares owned are less than one-tenth of one percent of class.

(1)	Except where otherwise indicated, beneficial ownership of the Common Shares held by the persons listed in the table above comprises both sole voting and dispositive power, or voting and dispositive power that is shared with the spouses of such persons.

(2)	The address of each Director nominee, Director and Executive Officer is 2255 Glades Road, Suite 301E, Boca Raton, Florida 33431.

(3)	Includes 37,500 Common Shares which the Director has the right to acquire within 60 days of June 15, 2007 through the exercise of stock options granted to the Director under the 1999 and 2000 Stock Option Plans for Outside Directors, and the 2000 Stock Incentive Plan.

(4)	Includes 52,500 Common Shares which the Director has the right to acquire within 60 days of June 15, 2007 through the exercise of stock options granted to the Director under the 1999 and 2000 Stock Option Plans for Outside Directors, and the 2000 Stock Incentive Plan.

(5)	Includes 7,500 Common Shares which the Director has the right to acquire within 60 days of June 15, 2007 through the exercise of stock options granted to the Director under the 2000 Stock Incentive Plan.

(6)	Includes 30,000 Common Shares which the Director has the right to acquire within 60 days of June 15, 2007 through the exercise of stock options granted to the Director under the 2000 Stock Option Plan for Outside Directors and the 2000 Stock Incentive Plan.

(7)	Includes 22,500 Common Shares which the Director has the right to acquire within 60 days of June 15, 2007 through the exercise of stock options granted to the Director under the 1999 and 2000 Stock Option Plans for Outside Directors, and the 2000 Stock Incentive Plan.

(8)	Includes 37,500 Common Shares which the Director has the right to acquire within 60 days of June 15, 2007 through the exercise of stock options granted to Directors under the 2000 Stock Option Plan for Outside Directors and the 2000 Stock Incentive Plan.

(9)	Does not include the amounts held by the Director in a stock allotment account under the Deferred Compensation Plan for Directors. As of June 8, 2007, Mr. Sullivan owned the phantom stock equivalent of 26,387 shares in such account.

(10)	Includes (i) 202,800 Common Shares which Mr. Bailey has the right to acquire within 60 days of June 15, 2007 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan; and (ii) 60,000 restricted Common Shares which Mr. Bailey was granted under the 2006 Stock Incentive Plan, as to which Mr. Bailey has sole voting power, but no dispositive power until such shares have become vested.

(11)	Includes (i) 305,876 Common Shares which Mr. Coleman has the right to acquire within 60 days of June 15, 2007 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan; and (ii) 60,000 restricted Common Shares which Mr. Coleman was granted under the 2006 Stock Incentive Plan, as to which Mr. Coleman has sole voting power, but no dispositive power until such shares have become vested.

(12)	Includes (i) 152,000 Common Shares which Mr. Ellis has the right to acquire within 60 days of June 15, 2007 through the exercise of stock options granted to him under the 2000 Stock Incentive Plan; and (ii) 60,000 restricted Common Shares which Mr. Ellis was granted under the 2006 Stock Incentive Plan, as to which Mr. Ellis has sole voting power, but no dispositive power until such shares have become vested.

(13)	Includes 26,375 Common Shares that Mr. Ellis has pledged as security pursuant to a brokerage margin account.

(14)	Includes 1,264,500 Common Shares which Mr. Rhein has the right to acquire within 60 days of June 15, 2007 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan.

(15)	Includes 97,175 Common Shares that Mr. Rhein has pledged as security pursuant to a brokerage margin account.

(16)	Includes (i) 317,300 Common Shares which Mr. Sayers has the right as a result of Mr. Sayer’s eligibility for early retirement to acquire within 60 days of June 15, 2007 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan; and (ii) 48,000 restricted Common Shares which Mr. Sayers was granted under the 2006 Stock Incentive Plan, as to which Mr. Sayers has sole voting power, but no dispositive power until such shares have become vested. The company defines eligibility for early retirement as the attainment of 55 years of age and 7 years of continuous service.

(17)	The number of Common Shares shown as beneficially owned by the Company’s Directors and Executive Officers as a group includes (i) 2,351,976 Common Shares which such persons have the right to acquire within 60 days of June 15, 2007 through the exercise of stock options granted to them under the 1991 Stock Option Plan, the 2000 Stock Incentive Plan, the 1995 Stock Option Plan for Outside Directors, the 1999 Stock Option Plan for Outside Directors and the 2000 Stock Option Plan for Outside Directors; and (ii) 228,000 restricted Common Shares granted under the 2006 Stock Incentive Plan, as to which participants have sole voting power, but no dispositive power until such shares have become vested.

(18)	As reported on a Schedule 13G dated February 9, 2007.

(19)	As reported on a Schedule 13G dated January 23, 2007.

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2007.

Equity Compensation Plan Information

	Number of Securities to	Weighted-Average	Number of Securities
	be Issued upon Exercise	Exercise Price of	Remaining Available for
	of Outstanding Options,	Outstanding Options,	Issuance Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans

Equity compensation plans approved by shareholders (i.e., 1991 Stock Option Plan, Amended and Restated 2000 Stock Incentive Plan, 2006 Stock Incentive Plan and 1995, 1999 and 2000 Stock Option Plans for Outside Directors)	3,394,748	$13.04	2,473,000
Equity compensation plans not approved by shareholders	-0-	-0-	-0-

Total	3,394,748	$13.04	2,473,000

PROPOSAL 1

ELECTION OF DIRECTORS

At this Annual Meeting, the shareholders will elect three Class A Directors for a three-year term ending at the Annual Meeting in 2010. The Board of Directors’ nominees for election are Keith M. Kolerus, Robert A. Lauer and Robert G. McCreary, III. Messrs. Kolerus, Lauer and McCreary currently serve as Directors of the Company.

The proxyholders named in the accompanying Proxy, or their substitutes, will vote the Proxy at the Annual Meeting, or any adjournments of the Annual Meeting, for the election of the three Director nominees named above, unless, by marking the appropriate space on the Proxy, the shareholder instructs that he, she or it withholds authority for the proxyholder to vote. If cumulative voting is in effect, the proxyholders will have full discretion and authority to vote for any one or more of the director nominees as specified above. Each of the nominees has indicated willingness to serve as a Director, if elected. If any nominee becomes unavailable for election — and the Company has no reason to believe this will happen — the shares represented by the Proxy will be voted for a substitute nominee as may be named by the Board of Directors. The accompanying Proxy will not be voted for more than three nominees or for anyone other than the nominee or his substitute, if any.

For each of the current Director nominees and each of the other Directors who serve on the Board of Directors for the Company, the following table shows: name; principal job for the past five years and directorships in other publicly-held corporations; the year during which service as a Director began or will begin; age; and when the service as a Director ends or will end.

NOMINEES FOR ELECTION

	Principal Occupation or Employment	Director
	for Past Five Years and Other	Continuously		Term
Name	Directorships of Publicly-Held Corporations	Since	Age	Expiration

Class A Directors
Keith M. Kolerus	Retired Vice President, American Division, National Semiconductor (Computer Components), from 1996 to February 1998; Chairman of the Board of Directors of ACI Electronics, LLC, since 2004; Chairman of the Board of Directors, National Semiconductor Japan Ltd., from 1995 to 1998.	1998	61	2010
Robert A. Lauer	Retired from Accenture (formerly known as Andersen Consulting) in August 2000, Mr. Lauer served in numerous managing partner, operational and service line leadership roles during his thirty-one year career, most recently serving as Managing Partner of Andersen Consulting’s eHuman Performance Global Line of Business.	2001	63	2010
Robert G. McCreary, III	Founder and currently a principal of CapitalWorks, LLC (Private Equity Group), Mr. McCreary has served in numerous managing partner positions in investment banking firms and as a partner in a large regional corporate law firm.	2001	55	2010

	Principal Occupation or Employment	Director
	for Past Five Years and Other	Continuously		Term
Name	Directorships of Publicly-Held Corporations	Since	Age	Expiration

DIRECTORS CONTINUING IN OFFICE
Class B Directors
Thomas A. Commes	Retired President and Chief Operating Officer of The Sherwin-Williams Company (Paints and Painting Supplies Manufacturer and Distributor) from June 1986 to March 1999 and a Director of The Sherwin-Williams Company from April 1980 to March 1999; Director, Applied Industrial Technologies, Inc., Pella Corporation and U-Store-It Trust (REIT).	1999	65	2008
Curtis J. Crawford	Founder, President and Chief Executive Officer of XCEO, Inc. (Executive Counseling and Coaching Services); Dr. Crawford currently serves as a member of the Board of Directors of E.I. DuPont de Nemours and Company, ITT Industries, Inc., and ON Semiconductors.	2005	59	2008
Howard V. Knicely	Executive Vice President, Human Resources & Communications of TRW, Inc. (Aerospace, Software Systems and Automotive Components) from 1995 through 2002; from 1989 to 1995, Executive Vice President, Human Resources, Communications and Information Systems at TRW; Director of TRW from April 2001 through 2002.	2002	71	2008
Class C Directors
Charles F. Christ	Retired Vice President and General Manager of Components Division, Digital Equipment Corporation (Computer and Office Equipment) from July 1994 to July 1997; Chairman of Board of Directors of Dot Hill Systems Corp. since July 2000; President, Chief Executive Officer and a member of the Board of Directors of Symbios, Inc. from 1997 to August of 1998; member of the Board of Directors of Maxtor, Inc. from August of 1995 until its acquisition in 2006.	1997	68	2009

	Principal Occupation or Employment	Director
	for Past Five Years and Other	Continuously		Term
Name	Directorships of Publicly-Held Corporations	Since	Age	Expiration

Arthur Rhein	Chairman of the Board of the Company since April 30, 2003; President and Chief Executive Officer of the Company since April 1, 2002; prior thereto, President and Chief Operating Officer of the Company since April 1997; Director of Orbit International, Inc. since August 2004.	1990	61	2009
Thomas C. Sullivan	Chairman of the Board, RPM International Inc. (Industrial Sealants and Coatings Manufacturer) since 1971; Chief Executive Officer, RPM International from 1971 to 2002; Director, Kaydon Corporation.	1984	69	2009

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

In May 2006, the Board of Directors adopted Amended Corporate Governance Guidelines created and approved by the Nominating and Corporate Governance Committee. The Guidelines provide a sound framework to assist the Board in fulfilling its responsibilities to shareholders. Under these Guidelines, the Board exercises its role in overseeing the Company by electing qualified and competent officers, and by monitoring the performance of the Company. The Guidelines state that the Board and its Committees will exercise oversight in the areas of CEO and executive pay, director nomination, corporate governance, succession planning, financial reporting, internal controls, and strategic and operational issues. The Guidelines also state Board policy on eligibility for the Board, including director independence and qualifications for Board candidates, and Board policy describing events that require resignation from the Board. A complete copy of the Guidelines is available on the Company’s website at www.agilysys.com.

Independence

It is the policy of the Board that a substantial majority of its members should be independent. Upon the review and recommendation of the Nominating and Corporate Governance Committee, the Board has determined that all members of the Audit, Compensation and Nominating and Corporate Governance Committees are “independent” according to SEC regulations and applicable stock exchange listing standards, and that the members of these Committees have no direct or indirect material relationships with the Company other than their position as Directors. The Board has also determined that all members of the Audit Committee meet the additional independence requirements for audit committee membership.

The following Company Directors are independent:

Charles F. Christ
Thomas A. Commes
Curtis J. Crawford
Howard V. Knicely
Keith M. Kolerus
Robert A. Lauer
Robert G. McCreary, III
Thomas C. Sullivan

Code of Ethics

The Company has adopted a Code of Business Conduct that applies to all directors, officers and employees of the Company. In addition, the Company has adopted a Code of Ethics for Senior Financial Executives that applies to the Chief Executive Officer, Chief Financial Officer and Controller of the Company and any person performing a similar function. The Code of Business Conduct and the Code of Ethics for Senior Financial Executives are available on the Company’s website at www.agilysys.com. The Company has in place a hotline, managed by an independent third party, that all employees can use to anonymously report potential violations of the Code of Business Conduct or the Code of Ethics for Senior Financial Executives.

Meeting of Board of Directors and Attendance at Annual Meeting

The Board of Directors held eight meetings during the last fiscal year. During the fiscal year, no Director attended less than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a Director and (ii) the total number of meetings held by Committees of the Board on which he served, during the periods that he served. Independent Directors meet regularly in executive session at each Board meeting. Such executive sessions are chaired, on a rotating basis, by the Chairmen of the Audit, Compensation, and Nominating and Corporate Governance Committees.

It is the policy of the Board that all of its members attend the Annual Meeting of Shareholders absent exceptional cause. All of the Directors were in attendance at the July 2006 Annual Meeting except one.

Shareholder Communication with Directors

Shareholders and others who wish to communicate with the Board of Directors as a whole, or with any individual Director, may do so by sending a written communication to such Director(s) in care of the Company at its headquarters address. The Company’s general counsel will forward the communication to the Director(s) as instructed by the Director.

Committees of the Board

Nominating and
	Executive	Audit	Compensation	Corporate Governance

Charles F. Christ		X	X
Arthur Rhein	Chairman
Thomas C. Sullivan	X
Keith M. Kolerus	X	X
Robert A. Lauer			X
Robert G. McCreary, III		X
Curtis J. Crawford			X	Chairman
Thomas A. Commes(1)		Chairman		X
Howard V. Knicely			Chairman	X

(1)	Audit Committee Financial Expert

Executive Committee.  The Executive Committee exercises the power and authority of the Board of Directors as needed between regular Board meetings. The Executive Committee did not meet during the last fiscal year.

Audit Committee.  The Audit Committee reviews with the Company’s independent registered public accounting firm the proposed scope of the Company’s annual audits and audit results, reviews the adequacy of internal financial controls, reviews internal audit functions, provides recommendations as to the engagement of the independent registered public accounting firm and reviews any concerns identified by either the internal or external auditor. The Audit Committee held five meetings during the last fiscal year. The Board of Directors has determined that all Audit Committee members are financially literate under the current Nasdaq listing standards. The Board has also determined that Thomas A. Commes qualifies as an “audit committee financial expert” under the rules adopted by the SEC under the Sarbanes-Oxley Act of 2002. In January, 2005, the Board adopted an Amended and Restated Charter, which is available on the Company’s website at www.agilysys.com.

Compensation Committee.  The purpose and mission of the Compensation Committee of the Board of Directors of the Company is to enhance shareholder value by ensuring the pay available to the Board of Directors, Chief Executive Officer and other executive officers enables us to attract and retain high-quality leadership and is consistent with the Company’s executive pay policy. As part of its responsibility in this regard, the Compensation Committee oversees the Company’s pay plans and policies, annually reviews and determines all pay (including base salary and the Company’s annual cash incentive, long-term stock incentive, retirement and perquisite plans and programs), administers the Company’s incentive programs (including establishing performance goals, determining the extent to which performance goals are achieved and calculating awards), administers the Company’s equity pay plans (including making grants to the Company’s executive officers) and regularly evaluates the effectiveness of the overall executive pay program. A more complete description of the Compensation Committee’s functions is found in the Compensation Committee’s charter, which is available on the Company’s website at www.agilysys.com.

The Compensation Committee held four meetings during the last fiscal year.

The Company’s Legal department and Human Resources department support the Compensation Committee in its work and, in some cases, as a result of delegation of authority by the Compensation Committee, fulfill various functions in administering the Company’s pay programs. In addition, the Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. In fiscal year 2007, the Compensation Committee relied on the services of Pearl Meyer & Partners, an executive pay consulting firm, to provide input to facilitate the Compensation Committee’s decision-making process regarding the executive pay programs for the executive officers. Specifically, the executive pay consulting firm:

•	Provided input on executive pay levels among a peer group of companies and from published and private salary surveys;

•	Provided long-term incentive plan alternatives;

•	Prepared tally sheets covering all aspects of executive pay; and

•	Assisted in the preparation of the Compensation Discussion and Analysis.

While the Compensation Committee directly retains the executive pay consulting firm, in carrying out assignments the executive pay consulting firm also interacted with the Company’s executive officers when necessary and appropriate. Specifically, the executive pay consulting firm interacted with the Chief Executive Officer, Chief Financial Officer and Chief Human Resources and Compliance Officer, who provided data and insight on the Company’s compensation programs and business strategies.

Several executive officers, including the Chief Executive Officer and the Chief Human Resources and Compliance Officer, attend Compensation Committee meetings when executive compensation, Company performance, and individual performance are discussed and evaluated by Compensation Committee members. The executive officers provide their thoughts and recommendations on executive pay issues during these meetings and also provide updates on financial performance, divestitures, mergers and acquisitions, industry status and other factors that may impact executive pay. Decisions regarding the Chief Executive Officer’s compensation were based solely on the Compensation Committee’s deliberations while compensation decisions regarding other executive officers took into consideration recommendations from the Chief Executive Officer. Only Compensation Committee members make decisions on executive pay and approve all outcomes.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee held three meetings during the last fiscal year. The Nominating and Corporate Governance Committee assists the Board in finding and nominating qualified people for election to the Board, assessing and evaluating the Board’s effectiveness, and establishing, implementing and overseeing the Company’s governance programs and policies. The committee has hired a third-party executive recruitment firm to help find acceptable nominees for the Board. In January, 2005, the Board adopted an Amended and Restated Charter of the Nominating and Corporate Governance Committee, which is available on the Company’s website at www.agilysys.com.

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of, and recommending to the Board of Directors, individuals to be nominated for membership on the Board of Directors. The Committee considers nominees using the criteria for the composition of the Board and the qualifications of members as outlined in the Company’s Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Shareholders may make a nominee recommendation by sending the nomination to the Chairman of the Nominating and Corporate Governance Committee, at the Company’s headquarters address. The recommendation must include:

•	The name and address of the candidate;

•	A brief biography, including his or her job for at least the last ten years, and why the candidate is qualified; and

•	The candidate’s signed consent to serve as a director if elected and to be named in the proxy statement.

The Committee may request additional information from such candidate to assist in its evaluation. The Committee will evaluate any shareholder-recommended nominees in the same way it evaluates candidates recommended by other sources, as described above.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal 2007 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of the pay arrangements for 2007 of our named executive officers (our Chief Executive Officer, Chief Financial Officer and other executive officers appearing in the Summary Compensation Table) should be read together with the compensation tables and related disclosures appearing later in this Proxy Statement. This discussion also contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future pay programs. Actual pay programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Introduction

Several years ago, we made a strategic decision to exit the electronic components distribution business and to potentially exit the computer systems distribution business and transform our Company into solely an IT solutions provider. The rationale for this strategy was to exit the businesses in which we were permanently disadvantaged in the market and concentrate our efforts on the higher margined IT solutions business with integrated offerings, thereby allowing us to provide greater differentiated value to our customers. This transformation was expected to result in greater and more sustainable shareholder value.

The strategy had several major steps, the first of which was the sale of the electronic components distribution business unit which comprised a significant majority of our revenues. By the end of fiscal 2007, we had successfully divested both distribution businesses, the second of which — KeyLink Systems — was sold for cash on March 31, 2007, the last day of the 2007 fiscal year. In addition to the divestitures, the strategy requires the acquisition, integration and growth of the IT solutions business. This strategy is ongoing and is expected to result in revenues of about $1.5 billion within three years and improved EBITDA margins of 6% within three years.

We continued to operate our existing business in an effective manner while we were executing the above strategy in fiscal 2007.

Our executive pay programs are designed to reward and retain executive officers and to motivate them to achieve key financial performance targets and allow them to participate, along with shareholders, in the value created through their efforts. The report below outlines how the executive pay programs support the above business strategies and the creation of shareholder value.

I.	Compensation Objectives, Philosophy and Process

A.	Compensation Objectives and Philosophy

We believe that achieving the following executive pay program objectives will positively affect long-term shareholder value:

•	Attracting, retaining and motivating executives who can significantly contribute to the success of our Company;

•	Rewarding the achievement of business objectives that have been approved by the Board of Directors;

•	Providing a rational, consistent and competitive executive pay program understood by our executive officers; and

•	Linking a significant portion of executive pay to the achievement of long-term shareholder returns.

Our Compensation Committee adopted a pay philosophy for executive officers designed to achieve the compensation objectives described above. The philosophy has been reviewed and approved by our Compensation Committee on an annual basis since 1998, with minor changes. The Compensation Committee reaffirmed the pay philosophy, following input from the executive pay consultant, at its meeting on May 21, 2007.

Our pay philosophy is as follows:

•	Executive pay will be reviewed annually based on a pay peer group which may be modified from time to time to reflect changes in business strategy, size or other pertinent factors. We expect to change the peer group in the near future, reflecting our change in focus from a distribution and resale business to an IT solutions provider.

•	All direct compensation components, including salaries, annual incentives and long-term equity incentives are each targeted to at least the median of the peer group/pay survey data.

•	If the Company’s financial performance targets are met, we expect that executive pay will be at a minimum of the market median or better. Such levels of financial performance, in turn, are expected to drive shareholder returns over the long term.

We accomplish our pay philosophy and objectives through a variety of programs including annual and long-term incentive programs, both cash- and equity-based, as well as salaries and benefits programs regarded as competitive in the industries in which we compete for executive talent. We use measures of the Company’s overall performance in incentive pay plans designed to link rewards with performance against quantitative factors such as revenues, operating profit, return-on-capital employed and share price performance.

B.	Compensation Process

We consider the following factors, listed in order of importance, as part of the process by which we make executive pay determinations:

•	Our actual performance versus budgeted outcomes for the annual incentive plan;

•	The performance of individual executives; and

•	The competitiveness of executive pay compared to data from the pay peer group and pay surveys compiled by the executive pay consultant, which have, until now, primarily targeted IT distribution companies, reflecting a significant majority of our business in fiscal year 2007.

Our Chief Executive Officer also provides input to the Compensation Committee on individual executive performance and our Compensation Committee makes its own observations of each executive officer’s performance in the context of Board and Compensation Committee meetings.

II.	Compensation Structure

A.	Overview

We provide three key direct pay components to our executive officers, including:

•	Salary — fixed pay that takes into account each executive’s roles and responsibilities, experience, functional expertise and individual performance;

•	Annual Incentives — cash-based variable pay based on the achievement of Company financial goals, with target incentives set as a percent of salary; and

•	Long-term Incentives — incentives based on the equity of the Company, generally in the form of stock options, designed to influence our executive officers to act in such a way as to maximize shareholder value.

We also offer indirect pay components to our executive officers, specifically including a program of retirement benefits, executive benefits and perquisites, described below and in the tables to this Proxy Statement. In addition, our executive officers are parties to either an employment agreement or a combination non-competition/change of control agreement that includes provisions related to payments in the event of change of control of the Company and severance in the event we terminate an executive officer’s employment without cause. These agreements are summarized below and described in more detail in the tables following this discussion.

B.	Pay Levels and Benchmarking

We reviewed market competitive pay levels during fiscal year 2007 to ensure pay opportunities were appropriate for our executive officers. As noted above, our Compensation Committee reviewed data gathered by the executive pay consultant from two sources, including the proxy statements of a peer group of public companies in the technology industry as well as published and private survey sources covering a somewhat broader range of industries, but limited to non-manufacturing companies.

The primary peer group approved by our Compensation Committee for the purpose of reviewing executive pay included the following six companies, with revenues between $715 million and $4.4 billion (as compared to our revenues prior to our March 31 divestiture of $1.8 billion):

•	Pomeroy IT Solutions

•	GTSI Corp.

•	ScanSource, Inc.

•	Bell Microproducts Inc.

•	Insight Enterprises, Inc.

•	IKON Office Solutions, Inc.

Because the revenues of these companies differed from ours, the Compensation Committee examined the proxy pay information using an analysis that related company size by revenue to the various overall pay components (i.e., salary, total cash compensation and total direct compensation, which includes the value of equity incentives granted in a given year).

The salary survey information covered not only the type of technology-oriented distributors listed above, but also a wider range of companies, including business services companies and other forms of non-manufacturing companies as well as distribution companies. As a result, the salary survey resulted in information that is more typical of the IT solutions business that we are in the process of transforming into through our strategic initiatives.

We attempted to position our executive officers at a minimum of the market median when using the analysis from the peer group. The salary survey information showed that our current pay levels for executive officers were at or just below the market median. The information was reviewed by the Compensation Committee in the context of our executive pay philosophy, objectives and current executive officer pay levels prior to making decisions regarding salary levels and approving target annual incentives and stock option grants for the 2007 fiscal year. We expect to change the peer group in the near future consistent with the transformation of our company from a distribution business to an IT solutions provider.

C.	Pay Mix

We use the three key pay elements described above to attract, motivate and retain our executive officers. The table below shows the target pay mix for each of our executive officer for fiscal year 2007:

			Target Annual	Long Term
		Salary as	Incentives as	Incentive as
		% of Total	% of Total	% of Total
Executive	Title	Compensation	Compensation	Compensation

Arthur Rhein	President & Chief Executive Officer	16%	16%	68%
Martin F. Ellis	Executive Vice President & Chief Financial Officer	31%	19%	50%
Robert J. Bailey	Executive Vice President	35%	21%	44%
Peter J. Coleman	Executive Vice President	35%	21%	44%
Richard A. Sayers, II	Executive Vice President, Chief Human Resources and Compliance Officer	35%	21%	44%

Note: The above table takes into account target annual incentives, not actual annual incentive payouts. Long-term incentive percentages are based on the FAS 123R fair value of the stock option grants as of the date of the grants made in fiscal year 2007. This calculation includes two stock option grants each for Mr. Rhein and Mr. Ellis. For Mr. Rhein, we expect these option grants to be the only equity grants associated with his current contract of employment, which ends on March 31, 2009. As a result, his grants for fiscal year 2007 are larger than a typical annual grant from prior years. For fiscal 2007, Mr. Ellis received a regular annual stock option grant as well as an additional stock option grant as a result of outstanding performance.

The pay mix table illustrates key aspects of how we think about executive pay, including:

•	Taken together, the incentive components, which are at-risk pay, represent a majority of the direct pay for each executive officer, while fixed compensation (salary) represents a minority of total pay.

•	There are larger overall incentive pay opportunities for senior executives because such executives are believed to have a greater ability to influence financial and shareholder return performance.

•	Our executive officers have greater opportunities for long-term equity-based incentive compensation than annual cash incentive compensation. As a result, a greater emphasis is placed on long-term shareholder value creation than on annual financial performance.

Decisions regarding each pay element are taken into account when considering other pay elements and are significant in the consideration of the program in its entirety and its relationship to the competitive market.

D.	Pay Elements — Programs

(1)	Salary

We set salaries based on the executive’s position, individual performance and relation to pay levels in the competing market. We also take into account changes in salaries in the overall general market. Salaries are reviewed annually by our Compensation Committee at its first meeting after the fiscal year end and changes in salary are based on these factors as well as input from our Chief Executive Officer. However, none of the factors are weighted according to any specific formula and new salaries are set based on the Compensation Committee’s discretion and judgment.

In May 2006, we increased Mr. Ellis’ salary by 6.2% — to $345,000 from $325,000. This increase reflected his increased experience and performance as our Chief Financial Officer. We did not change the salaries of Messrs. Bailey, Coleman and Sayers because they were close to or at the market median. As of April 1, 2007, we increased Mr. Rhein’s salary from $675,000 to $725,000, an increase of 7.4%. Mr. Rhein’s increase was negotiated as part of his new three-year employment agreement signed in December 2005. Our Compensation Committee does not expect to increase Mr. Rhein’s salary again during the term of the agreement, which ends on March 31, 2009.

At its meeting in May 2007, our Compensation Committee did not increase the salary of any of our named executive officers. This decision was driven by the sale of a significant portion of our business this year and our ongoing transformation to an IT solutions provider. Because of these events, we expect that market-competitive salaries for our executive officers, as defined in the context of our pay philosophy, will change because we will be competing in a different industry than our traditional distribution business.

(2)	Annual Incentives

Annual incentives are designed to motivate executives to achieve key annual financial goals and objectives because we expect that achieving these goals and objectives will result in the creation of shareholder value. Target annual incentives are set at a percent of salary. The annual incentives, along with the salaries, are designed to provide total annual cash compensation at a minimum of the market median.

At its May 2006 meeting, the Compensation Committee approved the Fiscal Year 2007 Annual Incentive Plan (the “2007 Annual Plan”). In the 2007 Annual Plan, we set a target incentive for Mr. Rhein of 100% of salary and targets for each of the other executive officers of 60% of salary. Each of these targets was at least at the minimum of the market median, based on information provided by the executive pay consultant. We set maximum payments at 250% of target incentive and threshold payments at 25% of target incentive. No annual incentive payments were to be made if threshold financial performance metrics are not met.

The 2007 Annual Plan used three financial performance measures, and weighs them, in order to determine annual incentive payouts, as follows:

•	Revenues — 25%;

•	Operating Profit Dollars — 50%; and

•	Return on Invested Capital — 25%.

In fiscal 2007, 75% of the financial performance metric had to be achieved before incentives could be paid, while maximum payouts would occur at 150% of the financial performance. Each of the above performance measures is independent of the others, meaning that payouts could be made under the 2007 Annual Plan for one or two measures, even if performance of the other one or two measures would be zero.

These performance measures were set at levels that were believed to represent, when they were set early in fiscal 2007, achievable performance at the threshold levels, more demanding performance at the 100% target incentive levels, and significantly difficult performance at the maximum levels, in each case relative to historical trends and future expectations at the time the levels were set.

For fiscal year 2007, actual outcomes versus the performance objectives resulted in an overall achievement of 121% of target, which triggered the following payouts:

•	Mr. Rhein — $877,250;

•	Mr. Ellis — $250,470;

•	Mr. Bailey — $250,470;

•	Mr. Coleman — $250,470; and

•	Mr. Sayers — $196,020.

At its May 2007 meeting, our Compensation Committee discussed alternative methods of determining the annual incentive awards for fiscal year 2008. The alternatives ranged from completely discretionary determinations made after the end of the year to setting traditional performance goals at the beginning of the year. Our Compensation Committee continues to consider the correct approach for this year in light of the current business strategy of the Company and the resulting difficulty in setting performance goals. If our Compensation Committee’s decision is to make discretionary awards or the decision to use performance goals extends beyond June 30, 2007, the annual incentive payments will not be eligible for deduction under Section 162(m) of the Internal Revenue Code (see Impact of Tax and Accounting Considerations, below, for a discussion of Section 162(m)).

(3)	Long-Term Equity Incentives

We used the 2006 Stock Incentive Plan (the “2006 Equity Plan”), except as noted below, to grant various types of stock-based, or equity incentives, including stock options, stock-settled stock appreciation rights, restricted stock and restricted stock units, performance shares and units, and other equity-based and cash awards. The range of equity awards provides us the flexibility to address specific pay objectives for our executive officers, including motivating the creation of shareholder value and retaining and attracting executives and other employees.

We have no role in the timing of the equity awards, but we provide recommendations to the Compensation Committee regarding who should receive the awards and the amounts. The equity award, amounts and timing are at the discretion of our Compensation Committee. We chose to use stock options in fiscal year 2007 because we decided they matched closely with shareholder interests and allowed our executive officers to share in the shareholder value created over time.

The Compensation Committee determines equity awards in its first Compensation Committee meeting after the beginning of our fiscal year and the grant price is set at the market-closing price on that day. However, in fiscal year 2007 the Compensation Committee made grants in both its first and second Compensation Committee meetings of the fiscal year due to the fact that limited shares were available under our 2000 Stock Incentive Plan and that the 2006 Equity Plan required the approval of our shareholders, the vote related to which was not set until the July 28, 2006, Annual Meeting of Shareholders. As a result, the Compensation Committee made limited equity awards for fiscal year 2007 at its May 23, 2006 meeting and additional awards at its July 27, 2006 meeting, subject to approval by the Shareholders of the 2006 Equity Plan. Our shareholders approved the 2006 Equity Plan at the Annual Meeting. Therefore, the grant price for the equity awards made at the July 27th meeting was set at the market-closing price on July 28, 2006 of $15.85. These grants were as follows:

•	Mr. Rhein received 250,000 options;

•	Messrs. Ellis, Bailey and Coleman each received 60,000 options; and

•	Mr. Sayers received 45,000 options.

The number of options awarded in the above grants was at the market median, satisfying our pay philosophy.

Mr. Ellis received an additional grant of 15,000 stock options on May 23, 2006 at a price of $16.58, based on the recommendation of our Chief Executive Officer in recognition of Mr. Ellis’ outstanding performance. This grant was made from the 2000 Stock Incentive Plan at the closing price on that day, and was approved by our Compensation Committee at its regularly scheduled meeting on that date.

As part of the negotiations of his employment agreement, signed in late 2005, we agreed to provide Mr. Rhein with stock option grants totaling 500,000 shares, to be made during fiscal year 2007. We chose to make two grants of 250,000 stock options each to Mr. Rhein because there were fewer than 500,000 shares remaining in the 2000 Stock Incentive Plan and we were required to seek shareholder approval of a new equity plan and additional shares in order to make the second grant, as described above. We expect these grants to be the only equity grants made to Mr. Rhein during the term of his employment agreement, which concludes on March 31, 2009.

The dates for the grants to Mr. Rhein were chosen in advance and documented in a letter from the Compensation Committee Chairman to Mr. Rhein dated December 23, 2005. This letter stated that the option grants would be made on or about April 1, 2006 and on or about August 1, 2006. The letter can be found as Exhibit 10.2 of a Form 8-K filed by us on December 23, 2005.

Mr. Rhein received a grant on April 3, 2006 of 250,000 options, with an exercise price of $15.17, the closing price on that date, and a second grant of 250,000 options on July 28, 2006 at $15.85. The first grant was made from the 2000 Stock Incentive Plan and the second grant was made from the 2006 Equity Plan. The actual dates of the grants were the first business day of the 2007 fiscal year (April 3, because April 1 was a Saturday) and the date our shareholders approved the 2006 Equity Plan at the Annual Meeting (July 28). Each of Mr. Rhein’s option grants vest on the following schedule: 10% of the shares vest on March 31, 2007, 30% vest on March 31, 2008 and 60% vest on March 31, 2009.

Our Chief Executive Officer and the other executive officers did not play a role in the Compensation Committee’s decision on the timing of the 2007 stock options grants. Following Compensation Committee approval of the grants, our Human Resources, Legal and Finance departments administer the grants made under the 2000 Stock Incentive Plan and the 2006 Equity Plan.

At its meeting on May 21, 2007, our Compensation Committee approved a program of long-term incentives for Messrs. Ellis, Bailey, Coleman and Sayers. This program included both performance shares targeted to motivate the achievement of financial targets through March 31, 2010 related to the strategic initiative of repositioning the Company as a leading IT solutions provider, and restricted stock designed to provide a retention incentive. The following total shares were awarded under this program:

•	Messrs. Ellis, Bailey and Coleman — 60,000 shares; and

•	Mr. Sayers — 48,000 shares.

67% of the total shares awarded are performance shares, and the remaining 33% are restricted shares. The performance measures chosen for the performance shares are revenues and EBITDA margin. Threshold, target and maximum performance objectives were set for each performance measure. Performance at threshold will result in vesting of 50% of the performance shares, while performance at maximum will result in vesting of 150% of the performance shares. These performance measures are set at levels that are believed to represent achievable performance at the threshold levels, more demanding performance at the 100% target levels, and significantly difficult performance at the maximum levels, in each case relative to historical trends and future expectations at the time the levels were set. The performance shares will cliff vest on March 31, 2010 based on the executives’ success in achieving performance targets.

The restricted stock will vest on the following schedule: 10% of the shares will vest on March 31, 2008, 30% on March 31, 2009 and the remaining 60% will vest on March 31, 2010.

(4)	Other Compensation — Executive Benefits & Perquisites

We provide a program of executive benefits and perquisites to our executive officers including, but not limited to, additional life and long-term disability insurance plans, contributions to company benefit plans, automobile allowance, personal use of the company’s fractional interest in an airplane, financial planning, attendance by guests at supplier events and club dues. In addition, following the move of our corporate headquarters this fiscal year to Florida, each executive officer was eligible for relocation monetary assistance for expenses incurred during this relocation. These executive benefits and perquisites are described in more detail in the Summary Compensation Table and related footnotes. We believe these benefit and perquisite programs enhance part of an overall competitive package that serves to attract and retain executive officers.

We also provide opportunities for executive officers to defer pay into a nonqualified deferred compensation plan, which we call the Benefit Equalization Plan (the “BEP”). We established the BEP to provide our executives with the ability to contribute amounts for retirement and to receive Company profit sharing contributions and 401(k) matches in excess of the contribution amounts allowed under our tax-qualified Section 401(k) Plan. We limit participation in the BEP to a select group of management and other highly-paid employees, including the executive officers. The BEP is an unfunded plan and company-owned life insurance is purchased as a source of funds to pay the benefits from the BEP.

The Nonqualified Deferred Compensation Plan Table provides additional information on specific deferrals of pay, our matching of these deferrals, if any, and balances in the BEP for each executive officer. In addition, the discussion appearing with the below Nonqualified Deferred Compensation Plan Table describes the BEP in more detail.

(5)	Retirement Benefits

We started our Supplemental Executive Retirement Plan (“SERP”) during fiscal year 2000 to provide cash retirement benefits to a select group of key management employees including the executive officers. Certain tax laws limit the retirement benefits that highly-paid executives can receive from a “qualified” retirement plan and the SERP is designed to provide retirement benefits that are not subject to these limits. In addition, the SERP provides a tool to help us competitively recruit and retain executive officers in the technology industry.

The SERP provides cash benefits on an annual amount not to exceed 50% of the executive’s final average annual earnings, including both salary and annual incentives. The cash benefit amount is reduced by other Company funded retirement benefits, such as the match provided in the Section 401(k) Plan, profit sharing amounts, and other Company contributions to the BEP, as well as 50% of Social Security retirement benefits payable at normal retirement. The value of accrued benefits for each executive officer is found in the Pension Benefits Table and the SERP is discussed in more detail in the footnotes and the discussion appearing with that Table.

E.	Conclusion

Our executive officers’ pay opportunities can vary based on a number of factors such as scope of duties, tenure, experience and expertise in a particular functional area. Actual total cash compensation in a given year will vary above or below targeted pay levels based primarily on achieving annual financial goals. Total pay is directly related to long-term shareholder gains, given our historical use of stock options as a significant part of total pay.

Pay levels and mix are considered within the context of performance and objective market pay data. We believe the pay programs for our executive officers are within our defined range of competitive practices when compared to the objective market data.

III.	Post-Termination Payments — Change of Control and Severance Payments

Our executive officers are parties to various employment, change of control and non-competition agreements as follows:

•	Mr. Rhein — 2005 Amended and Restated Employment Agreement, executed December 23, 2005;

•	Messrs. Bailey, Coleman and Sayers — Non-Competition and Change of Control Agreements, executed February 25, 2000 and amended in January 2003 and in May 2007; and

•	Mr. Ellis — Employment Agreement and Change of Control Agreements, executed on June 30, 2003, including an amendment to the Change of Control Agreement on May 31, 2005 as well as a Non-Competition Agreement executed on May 31, 2005, that replaces the Employment Agreement, and which was amended in May 2007.

The above agreements provide for severance payments which are payable in the event of termination of the executive’s employment by us without cause. In addition, should a change of control of the Company occur and the executive is terminated without cause related to the change of control or if the executive resigns for Good Reason, as defined in the agreements, the executive will receive severance payments for a specified time period. The major provisions of the agreements are summarized below for each executive and are covered in more detail in both the Termination and Change of Control Table and the related discussion, below.

Mr. Rhein

•	If we terminate Mr. Rhein’s employment for reasons other than his disability or for cause, or Mr. Rhein terminates his employment for Good Reason, we must pay Mr. Rhein his base salary through the date of termination and a prorated award of his target incentive for the year in which the termination occurred, and severance payments equal to 24 months salary and target annual incentive. In addition, we must continue his group benefits, executive benefits and most perquisites for a period of two years from the date of termination of his employment. Mr. Rhein’s agreement provides for other lesser severance payments in the event of termination for his death or disability.

•	If Mr. Rhein’s employment is terminated following a change of control of the Company, we must pay Mr. Rhein cash equal to three times the sum of his salary and target annual incentive. In addition, all equity incentives become immediately available to Mr. Rhein upon a change of control and group benefits, executive benefits and most perquisites continue for three years as well. To trigger payment, a termination related to a change of control must be for reasons other than Mr. Rhein’s disability, or for cause or must be for Good Reason by Mr. Rhein.

•	Mr. Rhein has also agreed not to compete with us, or solicit any of our employees while he is employed by us, for a two year period after termination of employment except if his termination is involuntary and not for cause or upon voluntary termination by Mr. Rhein for Good Reason within one year after a change of control.

Messrs. Ellis, Bailey, Coleman and Sayers

•	If we terminate any of Messrs. Ellis, Bailey, Coleman or Sayers without cause, we must pay severance equal to twenty-four months salary and target annual incentive. In addition, we must continue to provide the group benefits, executive benefits and most perquisites for one year.

•	If any of these executives are terminated following a change of control of the company, we must pay cash equal to twenty-four times the greater of that executive’s highest monthly base salary paid during the twelve months prior to the change in control or that executive’s highest monthly base salary paid or payable by the Company at any time from the ninety day period preceding a change of control through the executive’s termination date. In addition, we must pay the executive a lump sum of the greater of four times that executive’s highest aggregate amount of incentive compensation paid during any six consecutive months of the twelve months preceding a change of control or four times that executive’s highest aggregate amount of incentive compensation paid during any six consecutive months preceding the date of termination. In addition, all equity incentives will become immediately available to them upon a change of control and we will continue to provide group benefits, executive benefits and most perquisites for two years.

•	For an additional payment by us, Messrs. Ellis Bailey, Coleman and Sayers have also agreed not to compete with us, or solicit any of our employees, for a two year period after termination of employment in the event of a termination for cause or a voluntary termination.

We believe the terms described in the above summary provisions are competitive. In addition, we believe the various agreements serve the dual purpose of helping to attract and retain key executive officers and help us to compete with other companies for executive talent.

IV.	Additional Issues

A.	Adjustment or Recovery of Awards

We do not maintain any specific plans or policies that provide for the adjustment or recovery of pay-related awards if certain performance levels are modified as a result of any requirement to restate our financials. However, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse us for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those 12 months.

B.	Consideration of Prior Amounts Realized

We do not consider prior pay outcomes, including stock compensation gains, in setting future pay levels. The Compensation Committee believes this approach furthers the Company’s philosophy of rewarding future financial and shareholder performance.

C.	Stock Ownership Guidelines

Our Compensation Committee approved stock ownership guidelines for our named executive officers on May 1, 2001, reflected as a multiple of the base salary for each named executive officer. The current named executive officers are each required to own the stock of the Company (directly or indirectly), as follows:

•	Chief Executive Officer (Mr. Rhein) — shares valued at five times base salary; and

•	Executive Vice President (Messrs. Bailey, Coleman, Ellis and Sayers) — shares valued at one times base salary.

As of March 31, 2007, each of our named executive officer holds enough shares to meet the guidelines.

D.	Impact of Tax and Accounting Considerations

In general, we consider the various tax and accounting implications of the pay mechanisms that we use to provide pay to our executive officers. We analyze the accounting cost associated with long-term incentive grants when determining the grant amounts for executive officers. Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for pay to the chief executive officers and the next four highest compensated officers in excess of $1 million in any taxable year. Exceptions are made for certain qualified performance-based pay. It is our objective to maximize the effectiveness of our executive pay plans in this regard. The pay instruments we use, including salaries, annual incentives and stock options, are tax deductible to the extent that they are less than $1 million for each named executive officer in a given year.

We expect to complete our compliance with Internal Revenue Code Section 409A by December 31, 2007 as required by final regulations issued in April 2007. Section 409A relates to deferred pay and amounts includable in gross income. Changes may be made to the SERP, BEP and the employment/change of control/non-competition agreements with our executive officers if necessary to achieve compliance with Section 409A.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and be incorporated into the Company’s definitive proxy statement prepared in connection with its 2007 Annual Meeting of Shareholders.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Howard V. Knicely, Chairman
Charles F. Christ
Curtis J. Crawford
Robert A. Lauer

The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates by reference into a document filed under the Securities Act or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K, and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

Summary Compensation

The following table and related notes provide information about the compensation of our Chief Executive Officer and Chief Financial Officer, as well as the three next highest paid executive officers (“the Named Executive Officers”).

SUMMARY COMPENSATION TABLE FOR FISCAL 2007

								Change in
								Pension
								Value and
							Non-	Non-
							equity	Qualified
							Incentive	Deferred
							Plan	Compen-	All Other
				Stock		Option	Compen-	sation	Compen-
Name and Principal Position	Year	Salary	Bonus	Awards		Awards(1)	sation(2)	Earnings(3)	sation(4)		Total

Arthur Rhein	FY07	$725,000	—			$1,402,080	$877,250	$1,644,167	$182,325	(5)	$4,830,822
Chairman, President and Chief Executive Officer
Martin Ellis	FY07	$345,000	—	$106,100	(6)	$372,510	$250,470	$38,014	$200,408	(7)	$1,312,502
Executive Vice President, Treasurer and Chief Financial Officer
Robert J. Bailey	FY07	$345,000	—			$284,955	$250,470	$115,507	$161,710	(8)	$1,157,642
Executive Vice President
Peter J. Coleman	FY07	$345,000	—			$277,397	$250,470	$86,025	$220,385	(9)	$1,179,277
Executive Vice President
Richard A. Sayers II	FY07	$270,000	—			$333,549	$196,020	$206,618	$238,512	(10)	$1,244,699
Executive Vice President, Chief Human Resources and Compliance Officer

(1)	The Named Executive Officers received grants of stock options during fiscal 2007 on a variety of dates. See the Compensation Discussion and Analysis section and the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End Tables below for additional information on these grants. The amounts reported reflect our fiscal 2007 FAS 123R expense for these option grants as well as additional fiscal 2007 compensation expense for the prior year grants of stock options. The amounts do not reflect the actual value that our executives will realize upon exercising these options — that amount will be determined based on the option exercise price and the price of the Common Stock on the date the options are exercised. Assumptions used in the calculation of these amounts are included in footnote 16 to our audited financial statements for the fiscal year ended March 31, 2007 included in our Annual Report on From 10-K filed with the SEC on June 12, 2007. In addition, because Mr. Sayers is eligible for retirement and his option awards vest on his retirement, FAS 123R requires the accrual of the entire expense associated with his option grant in the year in which it occurs rather than over the option vesting period. Messrs. Bailey, Coleman and Ellis are not eligible for retirement and their option expense is accounted for over the three-year vesting period. Mr. Rhein is eligible for retirement, but these options are forfeited should he retire prior to the end of his current employment agreement. Therefore, the expense associated with his option grant is also accrued over the vesting period until his current employment agreement expires on March 31, 2009.

(2)	The amounts shown represent payments under our 2007 Annual Plan. For a description of our 2007 Annual Plan, see the Compensation Discussion and Analysis section, above.

(3)	The amounts shown represent the increase in actuarial value of our SERP defined benefit plan. All amounts for each Named Executive Officer represent increases in the accumulated benefit obligation under the SERP for the one year period ended March 31, 2007. The significant variation in these figures is a function primarily of the age, years of service and time to retirement for each executive officer. None of the amounts in this column represents above-market earnings from the BEP.

(4)	A significant portion of the amounts in this column represents relocation expenses related to the move of the Company’s headquarters from Ohio to Florida during fiscal 2007. As a result, the relocation expenses are one-time expenses not likely to be repeated in the near future.

(5)	The amount shown for Mr. Rhein in the “All Other Compensation” column is comprised of (i) $8,348 in matching contributions to our Section 401(k) Plan, including a profit sharing contribution, (ii) $5,673 in contributions by us to the BEP, (iii) premiums paid by us during fiscal 2007 for split dollar life insurance in the amount of $5,903, (iv) dividends of $32,444 paid in fiscal 2007 from restricted stock that vested in fiscal 2006, (v) $41,043 for relocation expenses related to the move of our headquarters from Ohio to Florida, $30,314 for personal use of our fractional interest in an airplane and other perquisites, including car allowance and related maintenance, gas and insurance, attendance by guests at a supplier event, executive long-term disability premiums, financial planning and club dues attributable to the personal use of club(s) valued in the aggregate at $58,600, none of which had a value greater than $25,000. Excludes relocation costs incurred by the Company due to the move of our headquarters from Ohio to Florida subsequent to fiscal year-end in connection with the sale of Mr. Rhein’s house. These costs will be in included in the “All Other Compensation” column for fiscal 2008. Personal use of our fractional interest in an airplane consists of the incremental variable costs associated with such personal usage of our fractional lease interest in an airplane which consists of an hourly charge based on flight time, fuel cost, federal excise tax (7.5%) and a domestic segment fee applied to the number of passengers for each such personal trip. Because the airplane is used primarily for business travel, the determination of the cost for personal use of the airplane excludes monthly fixed costs we pay for leasing the fractional interest. When the guests or families of our executives occasionally fly on the airplane as additional passengers on business flights, the aggregate incremental cost to us is de minimis and, therefore, no costs for this type of use are included in our calculations. When executives and their guests or families occasionally fly on the airplane as additional passengers on personal flights, the personal use cost for each executive is calculated by dividing the total variable cost of the flight evenly among the total number of persons on the flight, then allocating to the executive the amount of the variable cost associated with the number of guests and/or family on that flight with him or her.

(6)	The amounts reported reflect our Fiscal 2007 FAS 123R expense for the April 28, 2005 restricted share award to Mr. Ellis pursuant to our 2000 Stock Incentive Plan.

(7)	The amount shown for Mr. Ellis in the “All Other Compensation” column is comprised of (i) $8,212 in matching contributions to our Section 401(k) Plan, including a profit sharing contribution, (ii) $10,283 in contributions by us to the BEP, (iii) premiums paid by us during fiscal 2007 for split dollar life insurance in the amount of $968, (iv) $158,050 in relocation expenses related to the move of our headquarters from Ohio to Florida and other perquisites including car allowance, attendance by a guest at a supplier event and executive long-term disability premiums with an aggregate value of $22,894.

(8)	The amount shown for Mr. Bailey in the “All Other Compensation” column is comprised of (i) $8,063 in matching contributions to our Section 401(k) Plan, including a profit sharing contribution, (ii) $17,210 in contributions by us to the BEP, (iii) premiums paid by us during fiscal 2007 for split dollar life insurance in the amount of $2,110, (iv) dividends of $16,775 paid in fiscal 2007 from restricted stock that vested in fiscal 2006, (v) $79,317 in relocation expenses related to the move of our headquarters from Ohio to Florida and other perquisites, including car allowance, attendance by a guest at a supplier event, personal use of our fractional interest in an airplane, executive long-term disability premiums and club dues attributable to the personal use of club(s) valued in the aggregate at $38,236, none of which had an individual value greater than $25,000. In connection with the move of our corporate headquarters, a third-party relocation company purchased Mr. Bailey’s house for a price based on independent market valuation. Mr. Bailey’s house is still for sale. Depending on the ultimate sale price, we will either receive from or reimburse to the relocation company the difference between the investment and the sale amounts in the house. Mr. Bailey has no financial obligation to the relocation company or to us related to the relocation or the eventual sale of the house.

(9)	The amount shown for Mr. Coleman in the “All Other Compensation” column is comprised of (i) $6,958 in matching contributions to our Section 401(k) Plan, including a profit sharing contribution, (ii) $18,310 in contributions by us to the BEP, (iii) premiums paid by us during fiscal 2007 for split dollar life insurance in the amount of $2,294, (iv) dividends of $16,775 paid in fiscal 2007 from restricted stock that vested in fiscal 2006, (v) $144,830 in relocation expenses related to the move of our headquarters from Ohio to Florida and other perquisites, including car allowance, attendance by a guest at a supplier event, personal use of our fractional interest in an airplane, executive long-term disability premiums and club dues attributable to the personal use of club(s) valued in the aggregate at $31,219, none of which had an individual value greater than $25,000.

(10)	The amount shown for Mr. Sayers in the “All Other Compensation” column is comprised of (i) $8,058 in matching contributions to our Section 401(k) Plan, including a profit sharing contribution, (ii) $11,755 in contributions by us to the BEP, (iii) premiums paid by us during fiscal 2007 for split dollar life insurance in the amount of $2,835, (iv) dividends of $16,298 paid in fiscal 2007 from restricted stock that vested in fiscal 2006, (v) $164,443 in a taxable relocation allowance related to the move of our headquarters from Ohio to Florida and other perquisites, including car allowance, attendance by a guest at a supplier event, personal use of our fractional interest in an airplane, executive long-term disability premiums and club dues attributable to the personal use of club(s) valued in the aggregate at $35,123, none of which had an individual value greater than $25,000.

Grants of Plan-Based Awards

The following table and related notes and discussion summarize grants of equity and non-equity incentive compensation awards to our Named Executive Officers for our fiscal year ended March 31, 2007.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2007

						All Other
						Option
						Awards:			Grant Date
		Compen-				Number of		Exercise or	Fair Value
		sation	Estimated Possible Future Payouts			Securities		Base Price of	of Stock
	Grant	Committee	under Non-Equity Plan Awards(1)			Underlying		Option	and Option
Name	Date	Action Date	Threshold	Target	Maximum	Options		Awards	Awards(2)

Arthur Rhein			$181,250	$725,000	$1,813,000
	4/3/06	12/23/05				250,000	(3)	$15.17	$1,437,500
	7/28/06	12/23/05				250,000	(3)	$15.85	$1,535,000
Martin F. Ellis			$51,750	$207,000	$518,000
	5/23/06	5/23/05				15,000	(4)	$16.58	$116,100
	7/28/06	7/27/06				60,000	(4)	$15.85	$445,200
Robert J. Bailey			$51,750	$207,000	$518,000
	7/28/06	7/27/06				60,000	(4)	$15.85	$445,200
Peter J. Coleman			$51,750	$207,000	$518,000
	7/28/06	7/27/06				60,000	(4)	$15.85	$445,200
Richard A. Sayers II			$40,500	$162,000	$405,000
	7/28/06	7/27/06				45,000	(4)	$15.85	$333,900

(1)	The amounts shown in the columns under the heading “Estimated Possible Future Payouts” under “Non-Equity Incentive Plan Awards” represent threshold, target and maximum under the 2007 Annual Plan. The threshold amounts are 25% of the target amounts and the maximum amounts are 250% of target. Mr. Rhein’s target is 100% of salary and the targets for the remaining executive officers are 60% of salary. The amounts under the column entitled “Threshold” reflect the minimum payment levels if both the minimum revenue and EBITDA thresholds have been met, which are 25% of the amounts shown under the column entitled “Target” and the amounts shown in the column entitled “Maximum” are 250% of the amounts shown under the column entitled “Target.” Actual payouts for fiscal 2007 pursuant to these awards are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	The amounts shown represents the full value of the stock option grants calculated in accordance with FAS 123R. The actual value, if any, that will be recognized upon the exercise of an option will depend upon the option exercise price and the price of the Common Shares on the date the options are exercised.

(3)	Mr. Rhein’s vesting schedule is as follows: 10% on March 31, 2007, 30% on March 31, 2008 and 60% on March 31, 2009 subject to continued employment and not subject to accelerated vesting for “retirement” or “good reason” as defined in his employment agreement.

(4)	The options were granted at the fair market value of our common shares on the date of grant, have 10-year terms and become exercisable in equal annual increments over a three-year period beginning on 3/31/07. Vesting of the options is accelerated by the occurrence of a change in control in the event the employee is terminated without cause by us or by the employee for good reason or if the plan is not assumed by the acquiring company or upon death, disability or retirement.

Outstanding Equity Awards At Fiscal 2007 Year-End

The following table and related notes and discussion summarize certain information with respect to outstanding equity awards held by the Name Executive Officers as of March 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

	Number of	Number of			Number of
	Securities	Securities			Shares		Market Value
	Underlying	Underlying			or Units		of Shares or
	Unexercised	Unexercised	Option	Option	of Stock		Units of Stock
	Options (#)	Options (#)	Exercise	Date	that Have		that Have
Name	Exercisable(1)	Unexercisable(2)	Price	Expiration	Not Vested		Not Vested

Arthur Rhein		3,840	$12.38	4/3/2007
	62,700	12,300	$12.25	4/28/2008
	42,400	11,400	$8.75	1/15/2009
	200,000		$13.75	4/26/2010
	170,000		$13.01	6/13/2011
	180,000		$14.62	4/30/2012
	111,900		$7.69	6/17/2013
	148,333	74,167	$13.76	7/28/2014
	225,000		$13.57	4/28/2015
	25,000	225,000	$15.17	4/3/2016
	25,000	225,000	$15.85	7/28/2016
Martin F. Ellis	40,000		$8.33	7/1/2013
	24,666	12,334	$13.76	7/28/2014
	50,000		$13.57	8/28/2015
					12,500	(3)	$280,875	(4)
	5,000	10,000	$16.58	5/23/2016
	20,000	40,000	$15.85	7/28/2016
Robert J. Bailey	8,000		$12.25	4/28/2008
	22,800	7,100	$8.75	1/15/2009
	50,000		$14.62	4/30/2012
	7,000		$7.69	6/17/2013
	26,666	13,334	$13.76	7/28/2014
	55,000		$13.57	4/28/2015
	20,000	40,000	$15.85	7/28/2016
Peter J. Coleman	10,000		$12.25	4/28/2008
	13,876		$8.75	1/15/2009
	60,000		$13.75	4/26/2010
	50,000		$13.01	6/13/2011
	50,000		$14.62	4/30/2012
	7,000		$7.69	6/17/2013
	26,666	13,334	$13.76	7/28/2014
	55,000		$13.57	4/28/2015
	20,000	40,000	$15.85	7/28/2016

	Number of	Number of			Number of
	Securities	Securities			Shares	Market Value
	Underlying	Underlying			or Units	of Shares or
	Unexercised	Unexercised	Option	Option	of Stock	Units of Stock
	Options (#)	Options (#)	Exercise	Date	that Have	that Have
Name	Exercisable(1)	Unexercisable(2)	Price	Expiration	Not Vested	Not Vested

Richard A. Sayers II	15,800		$8.75	1/15/2009
	12,500		$7.00	4/8/2009
	40,000		$13.75	4/26/2010
	40,000		$13.01	6/13/2011
	40,000		$14.62	4/30/2012
	20,666	10,334	$13.76	7/28/2014
	45,000		$13.57	4/28/2015
	15,000	30,000	$15.85	7/28/2016

(1)	With reference to this column in descending order (A) Mr. Rhein’s options vested as follows: 62,700: 20,900 on 4/28/99, 20,900 on 4/28/00 and 20,900 on 4/28/01; 42,400: 21,200 on 1/15/00, 21,200 on 1/15/01 and 21,200 on 1/15/02; 200,000: 66,600 on 4/26/01, 66,600 on 4/26/02, and 66,800 on 4/26/03; 170,000: 56,700 on 4/1/02, 56,700 on 4/1/03, and 56,600 on 4/1/04; 180,000: 60,000 on 4/1/03, 60,000 on 4/1/04 and 60,000 on 4/1/05; 111,900: 37,300 on 4/1/04, 37,300 on 4/1/05, and 37,300 on 4/1/06; 148,333: 74,167 on 7/28/05 and 74,166 on 7/28/07; 225,000 on 3/31/06; 25,000 on 3/31/07; and 25,000 on 3/31/07; (B) Mr. Ellis’ options vested as follows: 40,000: 13,333 on 4/1/04, 13,333 on 4/1/05 and 13,334 on 4/1/06; 24,666: 12,333 on 4/1/05 and 12,333 on 4/1/06; 50,000 on 3/31/06; 5,000 on 3/31/07; and 20,000 on 3/31/07. (C) Mr. Bailey’s options vested as follows: 8,000: 3,800 on 4/28/00 and 4,200 on 4/28/01; 22,800: 11,400 on 1/15/05 and 11,400 on 1/15/06; 50,000: 16,666 on 4/1/03; 16,667 on 4/1/04 and 16,667 on 4/1/05; 7,000 on 4/106; 26,666: 13,333 on 4/1/05, 13,333 on 4/1/06; 55,000 on 3/31/06; and 20,000 on 3/31/07. (D) Mr. Coleman’s options vested as follows: 10,000: 5,100 on 4/28/99 and 4,900 on 4/28/00; 13,876: 88 on 1/15/01, 2,188 on 1/15/03, 1,400 on 1/15/04 and 1,400 on 1/15/05; 60,000: 10,000 on 4/26/01, 20,000 on 4/26/02 and 20,000 on 4/26/03; 50,000: 16,700 on 4/1/02, 16,700 on 4/1/03, and 16,600 on 4/1/05; 50,000: 16,733.3 on 4/1/03, 16,733.3 on 4/1/04, and 16,833.3 on 4/1/05; 7,000: 2,333.3 on 4/1/04, 2,333.3 on 4/1/05 and 2,334.3 on 4/1/06; 26,666: 13,333.3 on 4/15/05, 13,333.3 on 4/15/06; 55,000 on 3/31/06; and 20,000 on 3/31/07. (E) Mr. Sayers’ options vested as follows: 15,800: 8,600 on 4/15/99 and 3,600 on 4/15/00; 12,500 on 4/8/01; 40,000: 13,300 on 4/26/01, 13,300 on 4/26/02, and 13,400 on 4/26/03; 40,000: 13,300 on 4/1/02, 13,300 on 4/1/03, 13,400 on 4/1/04; 40,000: 13,333.3 on 4/1/03, 13,333.3 on 4/1/04 and 13,334.3 on 4/1/05; 20,666: 10,333.3 on 4/1/05, 10,333.3 on 4/1/04, and 10,333.3 on 4/1/07; 45,000 on 3/31/06; and 15,000 on 3/31/07.

(2)	With reference to this column, in descending order (A) Mr. Rhein’s options vest as follows: 3,480 on 4/3/07; 12,300: 4,200 on 4/28/07 and 8,100 on 4/28/08; 11,400 on 1/15/09; 74,167 on 7/28/07; 225,000: 75,000 on 3/31/08, 150,000 on 3/31/09; and 225,000: 75,000 on 7/28/08 and 150,000 on 7/28/09. Mr. Ellis’ options vest as follows: 12,334 on 4/1/07; 10,000: 5,000 on 3/31/08, 5,000 on 3/31/09; and 40,000: 20,000 on 3/31/08, 20,000 on 3/31/09. Mr. Bailey’s options vest as follows: 7,100 on 1/15/08; 13,334 on 4/28/07; and 40,000: 20,000 on 3/31/08, 20,000 on 3/31/09. Mr. Coleman’s options vest as follows: 13,334 on 4/1/07; and 40,000: 20,000 on 3/31/08, 20,000 on 3/31/09. Mr. Sayers’ options vest as follows: 10,334 on on 4/1/07; and 30,000: 15,000 on 3/31/08, 15,000 on 3/31/09.

(3)	Represents 12,500 shares of restricted stock that were granted to Mr. Ellis in 2005. Mr. Ellis’ restricted stock award was made pursuant to the Company’s 2000 Stock Incentive Plan and vests as follows: 6,250 shares on March 31, 2006, 6,250 shares on March 31, 2007, and 12,500 shares on March 31, 2008.

(4)	Based on the closing price of our common shares on March 30, 2007 of $22.47.

Option Exercises And Stock Vested For Fiscal 2007

The following table and related notes and discussion summarize certain information with respect to the exercise of options to purchase Common Shares and the vesting of other stock awards by the Named Executive Officers during the fiscal year ended March 31, 2007.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2007

	Option awards		Stock awards
	Number of Shares
	Acquired on	Value Realized on	Number of Share	Value Realized on
Name	Exercise	Exercise(1)	Acquired on Vesting	Vesting(1)

Arthur Rhein	16,160	$84.598
Martin F. Ellis	0	$0	6,250	$140,438
Robert J. Bailey	141,000	$1,163,746
Peter J. Coleman	39,000	$200,615
Richard A. Sayers II	35,224	$487,636

(1)	Value realized on the exercise of the options is determined by calculating the difference between the market price per Common Share on the date of exercise and the exercise price of each option award. The value realized on vesting of stock awards is determined by multiplying the number of Common Shares by the market valued on the vesting date.

Retirement Benefits For Fiscal 2007

The following table provides information relating to potential payments under our SERP to the Named Executive Officers. The SERP is a nonqualified defined benefit plan that we implemented on April 1, 2000. The SERP participants include the Named Executive Officers those other executive officers, if any, who are approved for participation by the Compensation Committee. The plan provides benefits equal to 50% of defined covered pay. Covered pay is defined as annual salary plus actual annual incentive pay paid in a given year. The average of the highest three years of covered pay in the last five consecutive fiscal years prior to retirement is used as the basis for calculating benefits. The benefit formula is defined as 3.33% of final average covered pay times continuous service, capped at 15 years. The SERP benefit is offset by our matching and profit sharing contributions under the Section 401(k) Plan and BEP contributions as well as 50% of the participant’s estimated Social Security retirement benefits payable at age 62, attributable to wages earned from the date of hire.

Normal retirement age is 65 with early retirement defined as the age 55 and seven years of continuous service. The benefit is actuarially reduced for any benefits taken prior to age 60. Benefits may be taken in the form of life or joint and survivor annuities or as a lump sum.

RETIREMENT BENEFITS FOR FISCAL 2007

		Number of Years		Present Value of	Payments During
Name	Plan Name	Credited Service		Accumulated Benefit	Last Fiscal Year

Arthur Rhein	SERP	25		$7,478,193	—
Martin F. Ellis	SERP	3		$126,297	—
Robert J. Bailey	SERP	30		$932,450	—
Peter J. Coleman	SERP	34		$1,055,880	—
Richard A. Sayers II	SERP	15	(1)	$1,248,800	—

(1)	On April 1, 2002, we signed the 2002 SERP Agreement with Mr. Sayers, providing him with additional years of service for the purposes of calculating benefits under the SERP if Mr. Sayers remained employed with the company until March 14, 2006. We hired Mr. Sayers in the middle of his career and wanted to provide additional benefits to him if he retired between age 55 and 65. The 2002 SERP Agreement allowed Mr. Sayers to count 15 years of service for the benefit calculations if we continued to employ him through March of 2006. This allowance declines by a year for each year he works beyond age 55 and will be entirely eliminated by the time he reaches age 63. Mr. Sayers currently has eight actual years of service. Therefore, an additional seven years is credited as a result of this 2002 SERP Agreement.

Nonqualified Deferred Compensation Plans

The following table presents deferred compensation information related to the Named Executive Officers. The BEP is a nonqualified deferred compensation plan that we adopted on April 27, 1999 to provide participants with the opportunity to defer salary and annual incentive amounts for tax purposes. Participants include certain management team members and other highly compensated executives, including each of our Named Executive Officers. Our Chief Executive Officer has the sole power and authority to determine participation in the BEP.

Participants must make irrevocable and timely elections to defer salary and annual incentive amounts into the BEP. We also provide both profit sharing amounts and matching amounts in the BEP as if the amounts deferred by the participant in the BEP were the equivalent to a pre-tax participant contribution to the Section 401(k) Plan. The BEP disregards certain government regulatory limitations that are applicable to the Section 401(k) Plan. Participants may direct the investment of their accounts by choosing from among a group of investment funds.

Participants will receive amounts from the BEP on their normal retirement date, which is defined for BEP purposes as the date on which they reach age 65. Participants who elect to take early retirement may receive their BEP benefits earlier than age 65, provided they have made an appropriate and timely election. A termination of employment for reasons of death or disability allows the participant’s beneficiary to receive the benefit in the form initiated by the participant. If a participant’s employment is terminated for cause, amounts credited for matching and profit sharing purposes are forfeited, although salary and annual incentive amounts deferred by the participant are still paid. BEP participants may elect to take their benefits as either a lump sum or in the form of a series of substantially equal annual installments, which may range between five and twenty years based on an election made by the participant.

NONQUALIFIED DEFERRED COMPENSATION PLANS FOR FISCAL 2007

		Registrant
	Executive	Contributions		Aggregate	Aggregate	Aggregate
	Contributions In	In Last Fiscal		Earnings In	Withdrawals/	Balance At Last
Name	Last Fiscal Year	Year(1)		Last Fiscal Year	Distributions	Fiscal Year End

Arthur Rhein	$32,625	$5,673		$42,379	—	$488,248
Martin F. Ellis	$53,313	$10,283	(2)	$17,163	—	$186,950
Robert J. Bailey	$395,483	$17,210		$82,205	—	$1,152,230
Peter J. Coleman	$83,072	$18,310		$50,278	—	$553,414
Richard A. Sayers II	$302,499	$11,755		$51,016	—	$470,719

(1)	These amounts are reflected in the Summary Compensation Table in the total of the column titled “All Other Compensation.”

(2)	Mr. Ellis is 60% vested in the portion of his balance attributable to our contributions.

Termination and Change of Control

The following table and related notes and discussion summarize certain information related to the total potential payments made to the Named Executive Officers as of March 31, 2007 in the event of termination of employment including upon a change of control. Please also refer to “Compensation Discussion and Analysis — Post-Termination Payments — Change of Control and Severance Payments” for additional related information. The amounts shown in the Table, below, assume that such termination was effective as of March 30, 2007, the last business day of fiscal 2007. The actual amounts to be paid can only be determined at the time of an actual termination.

2005 Amended and Restated Employment Agreement with Mr. Rhein.  On December 23, 2005, we entered into an employment agreement with Mr. Rhein, beginning on December 23, 2005 (the Effective Date), and ending on March 31, 2009 (“the 2005 Agreement”). If the 2005 Agreement terminates without a new employment agreement having been executed between us and Mr. Rhein by the date of such termination, Mr. Rhein’s employment thereafter will be at will.

The 2005 Agreement provides that Mr. Rhein receive an annual salary of $725,000 effective April 1, 2006. Mr. Rhein’s salary is subject to annual review, at the beginning of each fiscal year commencing with fiscal year 2008, by the Compensation Committee or the Board and may be increased, but not decreased, to the extent, if any, that the Compensation Committee, or the Board, may determine. It is not anticipated that this amount will be increased during the employment term. In addition, the 2005 Agreement provides for Mr. Rhein’s participation in the Annual Incentive Plan. Mr. Rhein’s target annual incentive is 100% of salary, with a range from zero% to 250% of his salary.

In connection with entering into the 2005 Agreement, the Compensation Committee delivered a letter to Mr. Rhein (the “Rhein Letter Agreement”) demonstrating an intention to grant him options to purchase our Common Shares as follows: (i) on or about April 1, 2006, the option to purchase 250,000 shares; and (ii) on or about August 1, 2006, the option to purchase an additional 250,000 shares; with an exercise price equal to fair market value on the respective dates of grant, becoming exercisable during his continued employment at a rate of 10% on March 31, 2007, an additional 30% on March 31, 2008, and a final 60% on March 31, 2009. The Rhein Letter Agreement further provides that vesting of such options will not be accelerated due to Mr. Rhein’s retirement or termination for Good Reason. As noted previously, Mr. Rhein received a stock option grant of 250,000 shares on April 3, 2006 (the first business day after April 1, 2006) and a second stock option grant of 250,000 shares on July 28, 2006, the date our shareholders approved the 2006 Equity Plan.

Under the 2005 Agreement, Mr. Rhein is eligible to participate in other benefit plans, including, but not limited to, our Section 401(k) Plan, our plans for providing severance benefits to our executive officers, 2000 Stock Incentive Plan and 2006 Equity Plan, SERP, BEP, short- and long-term disability plans, group term life insurance plan (including life insurance protection in an amount not less than 200% of his earnings as reported on IRS Form W-2 for the prior calendar year), medical plan, dental plan, and any other plans or programs we may adopt from time to time and in which our executive officers, or employees in general, are eligible to participate.

If Mr. Rhein’s employment is terminated by us other than due to his Disability or for Cause or is terminated by Mr. Rhein for Good Reason (as those terms are defined in the 2005 Agreement), he will be entitled to the following:

(i) Salary through the date of his termination of his employment;

(ii) Pro rata award under the annual incentive plan for the year of his termination of employment;

(iii) Payment of his annual salary and target annual incentives as follows: for the one year period from the date of the termination, we will continue to pay Mr. Rhein’s annual salary and an amount in equal monthly installments equal to his target annual incentive for the year of his termination of employment; and within 30 days following the date which is one year from the date of such termination of employment, an amount in a single sum equal to the sum of his annual salary plus his target annual incentive for the year of his termination of employment;

(iv) For two years from the date of the termination, such other benefits as are provided under our relevant plans and arrangements;

(v) Director’s and officer’s liability insurance coverage until the later of the date on which Mr. Rhein attains age sixty-five (65) or the date which is two years from the date of his termination of employment;

(vi) Continuation of life insurance throughout the payment term;

(vii) An automobile allowance for two years in accordance with our automobile policy for executive officers (but not less than $12,000 per year);

(viii) An allowance for estate, financial and tax planning of $10,000 per year for two years;

(ix) For two years, reimbursement for reasonable club dues and membership fees consistent with our past practices; and

(x) For two years, continued participation in all of our benefit plans in which he was a participant at the time of his termination of employment.

If Mr. Rhein’s employment is terminated due to his death, Disability or Retirement (as defined in the 2005 Agreement), he (or his beneficiaries or estate, in the case of his death) will be entitled to the following:

(i) Salary through the end of the month of the termination of his employment;

(ii) Pro rata award under the Annual Incentive Plan for the year of his termination of employment;

(iii) Directors and officer’s liability insurance coverage for two years after such termination; and

(iv) Such other benefits as are provided under our relevant plans and arrangements.

In addition, if termination of employment is due to Mr. Rhein’s death or Disability, all of Mr. Rhein’s outstanding stock options become exercisable in full. In addition, restrictions on his restricted stock (if any) will lapse. If termination is due to Mr. Rhein’s Retirement, all of Mr. Rhein’s outstanding stock options will become exercisable in full, except for those options granted in the Rhein Letter Agreement and options granted on or after the Effective Date of the Agreement. Options granted to Mr. Rhein on or after the Effective Date of the Agreement will not become exercisable to any greater extent after termination due to Mr. Rhein’s retirement, even in the event of his death or Disability. Outstanding stock options which were granted to Mr. Rhein after April 1, 2003 will not terminate prior to the end of their respective terms due to such termination. In the event of termination of employment due to Mr. Rhein’s Disability or Retirement, he will also be entitled to continuation of life insurance and medical insurance coverage substantially equivalent to the coverage for himself, his spouse and his dependents provided under our medical plan at the time of such Retirement or Disability, until Mr. Rhein attains age 65.

If Mr. Rhein’s employment terminates in connection with a Change in Control (as defined in the 2005 Agreement), he will be entitled to receive the following:

(i) Within 30 days following such termination, a single sum payment equal to three times the sum of his salary and target annual incentive for the year of his termination of employment;

(ii) All other payments and benefits as described above (in the event of termination other than for Disability or Cause or if Mr. Rhein terminates his employment for Good Reason) for a three-year period from the date of his termination of employment;

(iii) All of Mr. Rhein’s then outstanding stock options, whether or not then exercisable, will become exercisable in full (except if Mr. Rhein’s termination is for Good Reason then those options related to Rhein Letter Agreement will not vest early) and then outstanding stock options which were granted to Rhein after April 1, 2003, will not terminate prior to the end of their respective terms;

(iv) Any restrictions on Mr. Rhein’s restricted stock shall lapse;

(v) A cash payment (the “Excise Tax Payment”) equal to the amount of excise taxes which he is required to pay pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”), as a result of any “parachute payments” as defined in Section 280G(b)(2) of the Code made by or on behalf of the Company or any successor thereto, under the 2005 Agreement or otherwise, resulting in an “excess parachute payment” as defined in Section 280G(b)(1) of the Code; and

(vi) An increase in the Excise Tax Payment due to Mr. Rhein by the aggregate of the amount of federal, state and local income, excise and penalty taxes, and any interest on any of the foregoing, for which he will be liable on account of the Excise Tax Payment, such that he will receive the Excise Tax Payment net of all income, excise and penalty taxes, and any interest on any of the foregoing, imposed on him on account of the receipt of the Excise Tax Payment.

Upon either voluntary termination without Good Reason, or termination for Cause, Mr. Rhein is not entitled to further payments under the 2005 Agreement.

The 2005 Agreement also contains provisions regarding confidentiality, and, except upon involuntary termination not for Cause or voluntary termination within one year after a Change in Control, non-competition and non-interference, for two years following termination of employment.

Non-Competition Agreements and Change of Control Agreements.  On February 25, 2000, we entered into non-competition agreements and change of control agreements with Messrs. Bailey, Coleman and Sayers (“the 2000 Agreements”). Under the 2000 Agreements, in the event we terminate an executive’s employment without cause, the executive is entitled to his monthly salary, target annual incentive and benefit coverage for twelve months following such termination. In the event an executive’s employment is terminated for cause or he voluntarily resigns his position, we have no obligations for such payments or benefits coverage under the 2000 Agreements. If any of Messrs. Bailey, Coleman or Sayers is terminated for cause or voluntarily terminates his employment, the executive is prohibited under the 2000 Agreement for the two-year period following any such termination (the “Noncompetition Period”) from being employed by, owning, operating or similar involvement, directly or indirectly, with any business that competes with us (then defined as the distribution of electronic parts, components or systems in the geographical area in which we conduct our business). In the event that either of Messrs. Bailey or Coleman is terminated without cause, we may, in our sole discretion, elect to pay the executive his regular salary and target annual incentive for all or any part of the Noncompetition Period, which payments are separate and in addition to the severance payments and benefits coverage described above and, so long as we make such payments, the executive will be bound by the non-competition provisions described above. The 2000 Agreements also contain nondisclosure and non-interference provisions. In the event of a change of control, the provisions of the change of control agreement described below will supersede those of the non-competition agreement with respect to severance and non-competition terms.

Under the 2000 Agreements, if during the 12 month period following a change of control (as defined in the 2000 Agreements), Messrs. Bailey, Coleman or Sayers is discharged without cause or voluntarily terminates his employment for any reason, the executive is entitled to receive a lump sum amount within 30 days of such termination of employment equal to 24 times the greater of (i) the executive’s highest monthly salary paid during the twelve month period preceding a change in control or (ii) the executive’s highest monthly salary paid or payable by us at any time from the ninety day period preceding a change of control through the date of termination. In addition, Messrs. Bailey, Coleman and Sayers are entitled to receive a lump sum amount equal to the greater of (i) four times such executive’s highest aggregate amount of annual incentive pay during any six consecutive months of the 12 months preceding a change of control or (ii) four times the executive’s highest aggregate amount of annual incentive pay during any six consecutive months preceding the date of termination. Further, Messrs. Bailey, Coleman and Sayers are entitled to receive 24 times the monthly amount paid such executive as an auto allowance immediately preceding a change of control. For two years following such termination, the executive is entitled to all benefits and service credits for benefits under all of our employee benefit plans, programs or arrangements, or the economic equivalent where such crediting is not permitted. For purposes of the 2000 Agreements for Messrs. Bailey, Sayers and Coleman, “cause” is defined as (i) an act or acts of personal dishonesty taken by the employee and intended to result in personal enrichment of the employee at our expense or (ii) the conviction of the employee of a felony.

If any payment received by Messrs. Bailey, Coleman or Sayers in connection with a change of control is deemed a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, resulting in an “excess parachute payment” within the meaning of such Section 280G(b), he will be entitled under the change of control agreement to a cash payment in an amount equal to the 20% excise tax, if any, payable by him pursuant to the provisions of Section 4999, which amount will be increased by the aggregate of the amount of any federal, state, and local income taxes and excise taxes for which he may become liable on account of the receipt of the excise tax gross up payment.

Amendment to Non-Competition Agreements and Change of Control Agreements.  In January 2003, Messrs. Bailey, Coleman and Sayers entered into agreements with us amending the 2000 Agreements. Under the amendments, Messrs. Bailey, Coleman and Sayers relinquished their rights to receive severance payments under the 2000 Agreements upon their voluntary termination of employment, and accepted a right to such payment in connection with a change in control only upon a discharge without cause or voluntary termination for a good reason. In exchange, the 2000 Agreements were amended to provide that payments under the 2000 Agreements would be for twenty-four months rather than twelve months if an executive’s employment is terminated without cause.

2005 Non-Competition Agreement with Mr. Ellis.  On May 31, 2005, the Company entered into a Non-Competition Agreement with Mr. Ellis, which replaced a similar 2003 agreement. Under the non-competition agreement, in the event we terminate Mr. Ellis’ employment without cause, he will be entitled to his monthly base salary, target incentive and benefit coverage for 12 months following such termination. In the event his employment is terminated for cause or he voluntarily resigns his position, we have no obligations for such payments or benefits coverage under the non-competition agreement. If Mr. Ellis is terminated for cause or voluntarily terminates his employment, he is prohibited under the non-competition agreement for the two-year period following any such termination (the “Noncompetition Period”) from being employed by, owning, operating or similar involvement, directly or indirectly, with any business that competes with us, including but not limited to the sale of information technology products and services, enterprise computer systems, and related consulting, integration, maintenance and professional services. In the event that Mr. Ellis is terminated without cause, we may, in our sole discretion, elect to pay his regular base salary and target incentive for all or any part of the Noncompetition Period, which payments are separate and in addition to the severance payments and benefits coverage described above and, so long as we make such payments, Mr. Ellis will be bound by the non-competition provisions described above. The non-competition agreements also contain nondisclosure and non-interference provisions. In the event of a change of control, the provisions of the change of control agreement described below will supersede those of the non-competition agreement with respect to severance and non-competition terms.

Change of Control Agreement with Mr. Ellis.  Mr. Ellis also entered into a Change of Control Agreement with us effective June 30, 2003 in substantially the same form as the 2000 Agreements, as amended, except that, in the event of discharge without cause following a change of control, Mr. Ellis is entitled to receive a lump sum amount equal to 12 times the greater of (i) his highest monthly salary paid during the twelve month period preceding a change in control, or (ii) his highest monthly salary at any time from the ninety day period preceding a change of control through the date of the termination; plus a lump sum amount equal to the greater of (a) two times his highest aggregate amount of annual incentive pay during any six consecutive months of the 12 months preceding a change of control or (b) two times his highest aggregate amount of incentive pay during any six months preceding the date of termination. Mr. Ellis is also entitled to receive an auto allowance and other benefits as described above for one year following such discharge.

On May 31, 2005, Mr. Ellis entered into an amendment of his Change in Control Agreement with us, providing that, in the event Mr. Ellis’ employment is terminated by us without cause (or by Mr. Ellis for good reason) within 12 months of a change in control, Mr. Ellis will be entitled to receive a lump sum amount equal to 24 times the greater of his highest monthly salary paid during the twelve month period preceding a change in control, or his highest monthly salary at any time from the ninety day period preceding a change of control through the date of the termination, plus a lump sum amount equal to two times the annual incentive plan target applicable to him at the time of termination. Mr. Ellis is also entitled to receive an auto allowance and other benefits described above for two years following his termination.

On May 21, 2007, we amended the Non-Competition Agreements for Messrs. Bailey, Coleman and Sayers, changing the definition of competing business from the distribution of electronic parts, components or systems in the geographical area in which we conduct our business to more accurately reflect our current business — a business that competes with us, including but not limited to the sale of information technology products and services, enterprise computer systems, and related consulting, integration, maintenance and professional services in the geographical area in which we conduct our business. In Mr. Ellis’ Non-Competition Agreement, we changed the amount of his severance payment for termination without cause to be consistent with Messrs, Bailey, Coleman and Sayers. In the event we terminate Mr. Ellis’ employment without cause, he will be entitled to his monthly base salary, target incentive and benefit coverage for 24 months following such termination.

TERMINATION AND CHANGE IN CONTROL

	Arthur		Martin		Robert J.		Peter J.		Richard A.
	Rhein		Ellis		Bailey		Coleman		Sayers II

Voluntary Termination or Termination With Cause
Base & Incentive	$0		$0		$0		$0		$0
Stock Options — Accelerated Vesting	$966,855	(1)	—		—		—		—
Termination without Cause(2)
Base & Incentive	$2,900,000		$552,000	(3)	$1,104,000	(3)	$1,104,000	(3)	$864,000	(3)
Stock Options — Accelerated Vesting	$4,098,854		—		—		—		—
Auto Allowance	$24,000		$20,400		$20,400		$20,400		$20,400
Financial Planning	$20,000		—		—		—		—
Health Insurance	$4,955		$13,818		$10,580		$17,418		$17,418
Change in Control, Termination without Cause or by the Employee for Good Reason(4)(5)
Severance — Base & Incentive	$2,175,000		$690,000		$690,000		$690,000		$540,000
Stock Options — Accelerated Vesting	$4,098,854		$852,442		$478,351		$380,939		$288,609
Supplemental Executive Retirement Plan(6)	—		$185,459		$674,404		$732,450		$365,538
Club Dues	$33,910
Auto Allowance	$24,000		$20,400		$20,400		$20,400		$20,400
Estate/Financial/Tax Planning	$20,000		—		—		—		—
Health Insurance	$4,955		$13,818		$10,580		$17,418		$17,418
Excise Tax Gross-Up	$3,372,316		$823,349		$843,105		$872,162		$578,802
Death/Disability
Stock Options — Accelerated Vesting	$4,098,854		$852,442		$478,351		$380,939		$288,609
Normal Retirement
Stock Options — Accelerated Vesting	$966,855		$852,442		$478,351		$380,939		$288,609
Employment Agreement Expires and Employee Terminates(7)
Stock Options — Accelerated Vesting	$966,855		—		—		—		—
Employment Agreement Expires and Company Terminates(8)
Stock Options — Accelerated Vesting	$966,855		—		—		—		—

(1)	If termination was at a time when Mr. Rhein could have retired (as defined in the SERP), Mr. Rhein’s stock options (except for the 500,000 options granted to Mr. Rhein in 2007) would be exercisable in full.

(2)	Includes termination by Mr. Rhein for “Good Reason.” Good Reason is defined in Mr. Rhein’s employment agreement as (i) any reduction in his title or position or a change in his reporting relationship; (ii) a material reduction in his duties or responsibilities; (iii) Mr. Rhein’s pay is reduced or his participation in any benefit plan, program or arrangement is eliminated, or benefits payable to Mr. Rhein under any such plan, program or arrangement or his perquisites are materially reduced or restricted, except where either (x) such reduction, restriction, elimination or other change is both generally applicable to all members of senior management and does not reduce either his annual salary or target annual bonus, or (y) such reduction, restriction or elimination or other change is merely the result of application of a formula measuring individual or corporate performance or both; (iv) there is a material breach or material default by the company or successors of any of Mr. Rhein’s employment-related agreements that is not cured in a reasonable period of time after written notice of the breach or default; (v) his principal place of work with the company or successor is relocated to a location that exceeds by 50 miles the distance from the location of his residence at the time of such relocation of the company’s headquarters (where they were located on the date of his employment agreement); or (vi) a successor to the company does not assume the employment agreement.

(3)	For Messrs. Bailey, Coleman and Sayers the amount reflects a total of 24 months regular base pay and target incentive. For Mr. Ellis, the amount reflects a total of 12 months regular base pay and target incentive. Mr. Ellis’ Non-Competition Agreement was amended after March 31, 2007, to also provide for 24 months regular base pay and target incentive upon termination. An additional two years of regular base pay and target incentive would be paid to each executive at our option in exchange for an agreement not to compete. If we choose not to require an agreement not to compete, these executives would receive only 24 months total base pay and target incentive.

(4)	For Mr. Rhein, payments are made after Change in Control if he is terminated by us for other than disability or cause or if Mr. Rhein terminates for good reason as defined in footnote 2, above.

(5)	For Messrs. Ellis, Bailey, Coleman and Sayers, “good reason” is defined as (i) a material adverse change in his responsibilities; (ii) substantial reduction in target annual compensation, or (iii) any requirement that he relocate to a facility that is no more than 50 miles from his current location.

(6)	Reflects the value which is the difference between SERP benefits which are only paid as a result of change in control and SERP benefits paid out upon normal retirement. The SERP contains a slightly different definition of “change in control” from the employment agreements, but for purposes of the possible benefit calculation, we have assumed each has occurred.

(7)	If the employment agreement between Mr. Rhein and us expires without a new employment agreement being put in place and if Mr. Rhein terminates his employment between the 61st and 120th day after expiration, all stock options would be exercisable in full.

(8)	If the employment agreement between Mr. Rhein and us expires without a new employment agreement being put in place and if we terminate Mr. Rhein’s employment other than for cause within the first 120 days after expiration, all stock options would be exercisable in full.

Director Compensation Table

The following table and related notes and discussion summarize certain information about our non-employee Directors and their annual or long-term compensation for the fiscal year ended March 31, 2007. Our independent Board members are paid as follows:

•	An annual retainer of $30,000;

•	Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee members are paid an additional $15,000 per year;

•	Chairs of the Compensation Committee and Nominating and Corporate Governance Committee receive an additional $10,000 per year; and

•	The Chair of the Audit Committee is paid an additional $15,000 per year.

We pay no additional fees for Board or Committee meeting attendance. In addition, each of our outside Directors received 4,000 restricted shares, granted at the Compensation Committee meeting on May 23, 2006 and ratified by the independent members of the Board on May 24, 2007, and which vested in full on March 31, 2007.

We also provide a Deferred Compensation Plan (Deferral Plan) for our independent Directors. The Deferral Plan allows a Director to elect to defer all or a part of their pay for the following year, which deferral will continue until the election is revoked. Deferred pay is credited to a Director’s account, at the Director’s option, as a cash allotment or stock allotment. Amounts deferred as a cash allotment bear interest at the National City Bank prime interest rate. Amounts deferred as a stock allotment are credited to the Director’s account as the stock equivalent of the number of Common Shares that could be purchased with the dollar amount of the allotment at the last sales price of the Common Shares on the last trading day of the applicable quarter. Distributions of the final account balance in a Director’s account are payable in cash in five equal annual installments, or such other distribution schedule requested by the Director and which is acceptable to us, commencing six months after the date on which the person ceases to be a Director or the date on which the Director elects to terminate participation in the Deferral Plan. The final account balance of stock allotments is the cash amount equal to a Director’s aggregate stock equivalents multiplied by the last sales price of such shares on Nasdaq on the nearest trading day preceding the Director’s termination of participation in the Deferral Plan, subject to adjustment thereafter to reflect the market price of such shares on the last day of each fiscal quarter, until distributions are fully paid. The Deferral Plan also provides for various payment terms to beneficiaries in the event of the Director’s death.

Our Directors are subject to share ownership guidelines. The guidelines require ownership of 5,000 shares within the first term following the Director’s election to the board. Currently, all of our independent directors meet the guideline.

DIRECTOR COMPENSATION FOR FISCAL 2007

	Fees
	Earned or			Non-Equity
	Paid in	Stock	Option	Incentive Plan
Name	Cash(1)	Awards(2)	Awards(3)	Compensation	Total

Charles F. Christ	$85,000	$63,400	—	—	$148,400
Thomas A. Commes	$75,000	$63,400	—	—	$138,400
Curtis J. Crawford	$45,000	$63,400	—	—	$108,400
Howard K. Knicely	$70,000	$63,400	—	—	$133,400
Keith M. Kolerus	$45,000	$63,400	—	—	$108,400
Robert A. Lauer	$45,000	$63,400	—	—	$108,400
Robert G. McCreary, III	$45,000	$63,400	—	—	$108,400
Thomas C. Sullivan	$30,000	$63,400	—	—	$93,400

(1)	Refer to the narrative immediately before the Director Compensation for Fiscal 2007 table for a discussion of various cash amounts paid to Directors.

(2)	On July 28, 2006, the grant of 4,000 shares of restricted stock was approved to each of the non-employee Directors pursuant to the 2006 Equity Plan. The “Stock Awards” column represents the 2007 FAS 123R expense for the July 28, 2006 restricted stock award.

(3)	As of March 31, 2007, the aggregate number of unexercised stock options held by each current non-employee Director was as follows: Mr. Christ, 41,500; Mr. Commes, 52,500; Mr. Crawford, 11,500; Mr. Kolerus, 22,500; Mr. Knicely, 30,000; Mr. Lauer, 37,500; Mr. McCreary, 37,500; Mr. Sullivan, 52,500. All of the outstanding stock options were exercisable as of March 31, 2007.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors. In January, 2005, the Board adopted an Amended and Restated Audit Committee Charter, which is available at the Company’s website (www.agilysys.com). The Audit Committee currently consists of four directors, all of whom are independent in accordance with the rules of The Nasdaq Stock Market, Inc., Section 10A(m) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC. The Board has determined that Mr. Commes is an “audit committee financial expert” as defined by the SEC.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls over financial reporting. Ernst & Young, LLP, the Company’s independent registered public accounting firm (global), audits the annual financial statements prepared by management and expresses an opinion on whether those financial statements conform with accounting principles generally accepted in the United States, and also audits the internal controls over financial reporting and management’s assessment of those controls. The Audit Committee hires the Company’s independent auditors and monitors these processes.

In carrying out its responsibilities, the Audit Committee has reviewed and has discussed with the Company’s management the Company’s 2007 audited financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States. In addition, the Audit Committee discussed with the Company’s financial management and independent auditors the overall scope and plans for the audit. The Audit Committee also met with the independent auditors, with and without management present, to discuss the results of the audit, their evaluation of the Company’s internal controls over financial reporting, including both the design and usefulness of such internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Audit Committee has also received written disclosures from Ernst & Young regarding their independence from the Company and its management as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with the independent auditors the independent auditors’ independence, and has considered the compatibility of non-audit services with the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s 2007 audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2007.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Thomas A. Commes, Chairman
Charles F. Christ
Keith M. Kolerus
Robert G. McCreary, III

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has re-appointed Ernst & Young as independent auditors to audit the financial statements of the Company for the fiscal year ending March 31, 2007. Fees for services rendered by Ernst & Young for fiscal years 2007 and 2006 were:

		Audit-Related
Fiscal Year	Audit Fees	Fees	Tax Fees	All Other Fees

2007	$1,546,300	$376,000	$88,500	$-0-
2006	$1,647,800	$17,628	$38,100	$-0-

“Audit Fees” consist of fees billed for professional services provided for the annual audit of the Company’s financial statements, annual audit of internal control over financial reporting, review of the interim financial statements included in quarterly reports and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings. “Audit-Related Fees” generally include fees for employee benefits plan audits, business acquisitions, accounting consultations and SEC registration statements. “Tax Fees” include tax compliance and tax advice services. “All Other Fees” generally relate to services provided in connection with non-audit acquisition activities.

It is the Audit Committee’s policy that all audit and non-audit services are pre-approved by the Audit Committee. Consistent with its charter, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee between meetings when it is necessary to expedite services, provided that any pre-approvals so delegated are reported to the Audit Committee at its next scheduled meeting. All audit and non-audit services were pre-approved by the Audit Committee consistent with this policy during fiscal years 2007 and 2006.

Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

PROPOSAL 2

AMENDMENT TO AMENDED CODE OF REGULATIONS

The Board of Directors proposes to amend Article I, Section 1, and Article VI, Section 1, of the Amended Code of Regulations (the “Amended Code”) of the Company.

The amendment of Article I, Section 1 will enable the Annual Shareholders Meeting to occur at any time during the year as the Board of Directors determines is necessary, instead of only in June or July as currently provided in the Amended Code. This amendment is intended to provide flexibility to the Company for financial reporting and annual meeting scheduling in the event the Board of Directors decides to change the fiscal year end of the Company from its current March 31 date.

The amendment of Article VI, Section 1 will enable the Company’s share ownership to be evidenced either by the issuance of a certificate or by the issuance of book-entry or non-certificated shares electronically. Ohio law now permits the Company, subject to certain restrictions, to issue shares without issuing physical certificates to evidence those shares. In addition, the Nasdaq Stock Market, the exchange on which the Company’s shares are traded, recently adopted listing requirements mandating that, effective January 1, 2008, companies listed on Nasdaq, such as the Company, be eligible to issue non-certificated shares so that they may participate in the Direct Registration System (“DRS”) operated by its security depository, which provides for demonstration of registered share ownership other than through issuance of a paper certificate, including by electronic means. This proposed amendment is necessary in order for the Company to be eligible to issue non-certificated shares and participate in this DRS program, as required under Nasdaq rules.

Currently, Article I, Section 1 states:

“The annual meeting of the shareholders of the Corporation shall be held in the principal office of the Corporation or at such other place within or without the State of Ohio as the Directors shall determine, at such date and time during the month of June or July of each year as shall be designated by the Board of Directors. If no other date is designated by the Board of Directors, the annual meeting shall be held at 2:00 p.m. on the last Thursday in June of each year, of if such date shall fall upon a legal holiday, the annual meeting shall be held upon the next succeeding day which is not a legal holiday, at the same hour. Upon due notice, there may also be considered and acted upon at an annual meeting any matter which could properly be considered and acted upon at a special meeting.”

The shareholders are asked to approve an amendment to Article II, Section 1 of the Amended Code, replacing the first and second sentences with the following:

“The annual meeting of the shareholders of the Corporation shall be held in the principal office of the Corporation or at such other place within or without the State of Ohio as the Directors shall determine, at such date and time and month of each year as shall be designated by the Board of Directors.”

Currently, Article VI, Section 1 states:

“Certificates evidencing the ownership of shares of the Corporation shall be issued to those entitled to them by transfer or otherwise. Each certificate shall bear a distinguishing number, the signature of the President and of the Secretary or Treasurer, and such recitals as may be required by law. The certificates for shares, if any, shall be of such tenor and design as the Board of Directors may adopt from time to time.”

The shareholders are asked to approve an amendment to Article VI, Section 1 of the Amended Code, replacing the first and second sentences with the following:

“Ownership of shares of the Corporation shall be evidenced by certificates or through the issuance of book-entry or non-certificated shares. The Board of Directors may designate at its discretion at any time that some or all shares of the Corporation may be evidenced through the issuance of book-entry or non-certificated shares. Those certificates issued evidencing share ownership shall bear a distinguishing number, the signature of the President and of the Secretary or Treasurer, and such recitals as may be required by law. The certificates for shares, if any, shall be of such tenor and design as the Board of Directors may adopt from time to time.”

Recommendation; Required Vote

The Board of Directors recommends a vote FOR the proposal. The affirmative vote of the holders of at least two-thirds of the voting power of the outstanding Common Shares will be required to approve the amendment to the Amended Code of Regulations.

OTHER MATTERS

Reports will be laid before the Annual Meeting, including a letter from the Chief Executive Officer which accompanies the financial statements of the Company and the Auditor’s Report prepared by independent auditors. The Board of Directors does not expect nor intend to present for consideration any action by shareholders related to any reports to be laid before the Annual Meeting or related to the minutes of the Annual Meeting of Shareholders held on July 28, 2006, which will be read at the Annual Meeting on July 27, 2007, unless a motion to dispense with a reading is adopted.

The Board of Directors is not aware of any matter to come before the Annual Meeting other than those mentioned in the accompanying Notice. However, if other matters properly come before the Annual Meeting, the persons named in the accompanying Proxy intend to vote using their best judgment on such matters.

The cost of solicitation of Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company may reimburse them for their expenses in so doing. The Company has retained Georgeson, Inc. to assist in soliciting Proxies, at an anticipated cost of $10,500 plus expenses. To the extent necessary to assure sufficient representation, officers and employees of the Company may in person or by telephone or telegram request the return of Proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and certain of its executive officers and persons who beneficially own more than 10% of the Common Shares to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. These persons are also required to furnish the Company with copies of any filed Forms. Based solely on the Company’s review of the copies of Forms it has received, the Company believes that all of the Section 16(a) filing requirements were satisfied by the Company’s Directors, executive officers and beneficial owners of more than 10% of the Common Shares.

RELATED PERSON TRANSACTIONS

While the Company does not have a written related person transaction policy, the Company’s Code of Business Conduct requires employees, officers and directors to report conflicts or suspected conflicts to the Company. Any conflicts require the consideration of executive management or, in the case of conflicts involving executive management, consideration by the Board of Directors.

In connection with the move of our headquarters from Ohio to Florida, we provided relocation assistance to our executive officers who were required to relocate to Florida. This relocation assistance included costs related to temporary housing, commuting expenses, sales and broker commissions, moving expenses, costs to maintain the executive’s former residence while it was on the market and the loss, if any, associated with the sale of the executive’s former residence. For more information, see the Summary Compensation Table for Fiscal 2007.

Other than these relocation transactions, there were no related person transactions during fiscal 2007.

SHAREHOLDER PROPOSALS

Any shareholder that intends to present a proposal at the 2008 Annual Meeting of Shareholders must ensure the proposal is received by the Company’s Secretary at the Company’s principal executive offices no later than March 5,

2008, for inclusion in the Proxy Statement and form of Proxy relating to that Annual Meeting. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of Common Shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the Commission.

The Company may use its discretion in voting Proxies with respect to shareholder proposals not included in the Proxy Statement for the fiscal year ended March 31, 2008, unless the Company receives notice of such proposals prior to May 17, 2008.

Any shareholder entitled to vote at the Annual Meeting on July 27. 2007, may make a request in writing and the Company will mail, at no charge to the shareholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must state a good-faith representation that, as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such Annual Meeting. Written requests for such Annual Report should be directed to:

Martin F. Ellis
Executive Vice President, Treasurer and Chief Financial Officer
Agilysys, Inc.
2255 Glades Road
Suite 301E
Boca Raton, Florida 33431

You are urged to sign and return your Proxy promptly in order to make certain your shares will be voted at the Annual Meeting. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence N. Schultz
Secretary

July 2, 2007

c/o National City Bank Shareholder Services Operations LOC 5352 P.O. Box 94509 Cleveland, OH 44101-4509
Proxy card must be signed and dated below.
ò     Please fold and detach card at perforation before mailing.     ò

ANNUAL MEETING OF SHAREHOLDERS — JULY 27, 2007 This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Martin F. Ellis and Lawrence N. Schultz, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of Agilysys, Inc. which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Renaissance Boca Raton Hotel, 2000 NW 19th Street, Boca Raton, Florida, at 1:00 p.m., local time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given.

Signature(s)
Your signature to this Proxy form should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.
Dated:                                                              , 2007.

PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE

YOUR VOTE IS IMPORTANT

In order for your vote to be included in the tabulation, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares may be represented at the Annual Meeting.

Proxy card must be signed and dated below.
ò     Please fold and detach card at perforation before mailing.     ò

PROXY
The undersigned hereby authorizes and directs said Proxy holders to vote all of the Common Shares of the Company represented by this Proxy as follows, with the understanding that if no directions are given below for any proposal, said Common Shares will be voted FOR such proposal. The Board of Directors recommends a vote FOR proposals 1 and 2.
1.	ELECTION OF DIRECTORS:

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
Keith M. Kolerus                    Robert A. Lauer                    Robert G. McCreary, III
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the following line.

2.	To approve an amendment to the Agilysys Amended Code of Regulations allowing for the Company’s Annual Meeting of Shareholders to occur in any month of the year as designated by the Board of Directors and to ensure compliance with the requirement that companies listed on Nasdaq be eligible to issue non-certificated shares:
     ☐ FOR                               ☐ AGAINST                               ☐ ABSTAIN
3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE